SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SENSIENT TECHNOLOGIES CORPORATION

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March 15, 2012

Dear Fellow Shareholder:

You are invited to attend the Annual Meeting of Shareholders of Sensient Technologies Corporation. The meeting will be held on Thursday, April 26, 2012, at 2:00 p.m., Central Time, at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois.

I hope that you will be able to join us at the meeting to review the year and take a look at what the future holds for our Company. In addition, the business to be transacted is: (i) to elect eight directors of the Company as described in the accompanying Proxy Statement; (ii) to give an advisory vote on our executive compensation; (iii) to approve the Company's 2012 Non-Employee Directors Stock Plan; (iv) to ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2012; and (v) to transact such other business as may properly come before the meeting or any adjournment thereof.

Whether or not you plan to attend, it is important that you exercise your right to vote as a shareholder. Please indicate your vote on the enclosed proxy card and return it promptly using the envelope provided or vote by telephone or by Internet according to the instructions on the enclosed proxy card. Be assured that your votes are completely confidential.

On behalf of the officers and directors of the Company, I want to thank you for your continued support and confidence.

Sincerely,

Kenneth P. Manning
Chairman, President and Chief Executive Officer

Enclosures

SENSIENT TECHNOLOGIES CORPORATION
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Notice of Annual Meeting
To Be Held April 26, 2012

To the Shareholders of
Sensient Technologies Corporation:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Shareholders (“Meeting”) of Sensient Technologies Corporation, a Wisconsin corporation (“Company”), will be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois on Thursday, April 26, 2012, at 2:00 p.m., Central Time, for the following purposes:

1.	To elect eight directors of the Company as described in the accompanying proxy statement;

2
To give an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the accompanying proxy statement;

3.	To approve the Company’s 2012 Non-Employee Directors Stock Plan;

4.	To ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2012; and

5.	To transact such other business as may properly come before the Meeting or any adjournments thereof.

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 26, 2012

The Proxy Statement and Notice of Annual Meeting and the 2011 Annual Report to Shareholders are available on Sensient’s website at http://www.Sensient.com/financial/proxy.htm.

The Board of Directors has fixed the close of business on February 28, 2012, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting and any adjournments thereof.

The Company encourages you to attend the Meeting and vote your shares in person. However, whether or not you are able to attend the Meeting, please complete the enclosed proxy and return it promptly using the envelope provided or vote by telephone or by Internet according to the instructions on the enclosed proxy card, so that your shares will be represented at the Meeting. You may revoke your proxy at any time before it is actually voted by notice in writing to the undersigned or by attending the Meeting and voting in person. Your attention is directed to the attached proxy statement and accompanying proxy.

For directions to the Meeting site, contact the Company’s Secretary at (414) 271-6755. Shareholders of record who wish to vote in person may do so at the Meeting.

On Behalf of the Board of Directors

John L. Hammond
Secretary
Milwaukee, Wisconsin
March 15, 2012

SENSIENT TECHNOLOGIES CORPORATION
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
(414) 271-6755

PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS
to be held on
April 26, 2012

GENERAL

This proxy statement and accompanying proxy are first being furnished to the shareholders of Sensient Technologies Corporation, a Wisconsin corporation (“Company”), beginning on or about March 15, 2012, in connection with the solicitation by the Board of Directors of the Company (“Board”) of proxies for use at the Company’s 2012 Annual Meeting of Shareholders to be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois on Thursday, April 26, 2012, at 2:00 p.m., Central Time, and at any adjournments thereof (“Meeting”), for the purposes set forth in the attached Notice of Annual Meeting and in this proxy statement.

Accompanying this proxy statement are a Notice of Annual Meeting and a form of proxy solicited by the Board for the Meeting. The Proxy Statement and Notice of Annual Meeting and the 2011 Annual Report to Shareholders are also available on our website at http://www.Sensient.com/financial/proxy.htm.  The 2011 Annual Report to Shareholders, which also accompanies this proxy statement, contains financial statements for the three years ended December 31, 2011, and certain other information concerning the Company. The 2011 Annual Report to Shareholders and financial statements are neither a part of this proxy statement nor incorporated herein by reference.

Only holders of record of the Company’s Common Stock (“Common Stock”) as of the close of business on February 28, 2012, are entitled to notice of, and to vote at, the Meeting. On that date, the Company had 50,067,662 shares of Common Stock outstanding, each of which is entitled to one vote on each proposal submitted for shareholder consideration at the Meeting.

Subject to the applicable New York Stock Exchange regulations regarding discretionary voting by brokers, a proxy, in the enclosed form, that is properly executed, duly returned to the Company or its authorized representatives or agents and not revoked, or which has been properly voted by telephone or by Internet according to the instructions on the enclosed proxy card and not revoked, will be voted in accordance with the shareholder’s instructions contained in the proxy. If no instructions are indicated on the proxy, the shares represented thereby will be voted as follows:

•	FOR the Board’s eight nominees for director;

•
FOR approval of the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement;

•	FOR approval of the Company’s 2012 Non-Employee Directors Stock Plan;

•	FOR ratification of the Board’s appointment of Ernst & Young LLP as the Company’s independent auditors for 2012; and

•	On such other matters that may properly come before the Meeting in accordance with the best judgment of the individual proxies named in the proxy.

Brokers are not entitled to vote on the election of directors, on the approval of our executive compensation or on any matter relating to executive compensation (including our proposed 2012 Non-Employee Directors Stock Plan) unless they receive voting instructions from the beneficial owner, but they will be able to vote with respect to ratification of Ernst & Young LLP as our auditors for 2012.  If a broker does not receive voting instructions from the beneficial owner, the broker may return a proxy card with no vote on these matters, which is usually referred to as a broker non-vote.  The shares subject to a broker non-vote will be counted for purposes of determining whether a quorum is present at the Meeting if the shares are represented at the Meeting by proxy from the broker.  A broker non-vote will have no effect in the election of directors, with respect to the advisory shareholder vote on our executive compensation and with respect to our proposed 2012 Non-Employee Directors Stock Plan.

Any shareholder giving a proxy may revoke it at any time before it is exercised at the Meeting by delivering written notice thereof to the Secretary of the Company. Any shareholder attending the Meeting may vote in person whether or not the shareholder has previously filed a proxy. Presence at the Meeting by a shareholder who has signed a proxy does not in itself revoke the proxy. The shares represented by all properly executed proxies received prior to the Meeting and not revoked will be voted as directed by the shareholders.

The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by directors, officers or employees of the Company in person, by telephone or by telegram. The Company will use the services of D. F. King & Co., Inc., New York, New York, to aid in the solicitation of proxies. Their charges for that service will be $8,000 plus reasonable expenses.  The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners.

ITEM 1.

ELECTION OF DIRECTORS

The Board of Directors currently consists of eight members who are all elected each year for one-year terms.  The Board has renominated all of its current directors: Messrs. Brown, Croft, Hickey, Manning and Salmon, Dr. Clydesdale, Dr. Wedral and Ms. Whitelaw.

The Company intends that the persons named as proxies in the accompanying proxy will vote FOR the election of the Board’s eight nominees. If any nominee should become unable to serve as a director prior to the Meeting, the shares represented by proxies otherwise voted in favor of that nominee or which do not contain any instructions will be voted FOR the election of such other person as the Board may recommend, subject to the rules for broker non-votes described under “General” above.

Under Wisconsin law, unless otherwise provided in a corporation’s articles of incorporation (Sensient’s articles of incorporation do not otherwise provide), directors are elected by a plurality of the votes cast by the shares entitled to vote in the election, assuming a quorum is present. For this purpose, “plurality” means that the individuals receiving the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the election. Therefore, any shares of Common Stock that are not voted on this matter at the Meeting (whether by abstention, broker non-vote or otherwise) will have no effect on the election of directors at the Meeting.  Brokers do not have discretion to cast votes in the election of directors with respect to any shares for which they have not received voting directions from the beneficial owners.

Pursuant to the Company’s Bylaws, written notice of other qualifying nominations by shareholders for election to the Board, together with a completed Directors and Executive Officers Questionnaire, affirmation and consent, must have been received by the Secretary no later than 50 days before the meeting, or March 7, 2012. As no notice of any other nominations was received, no other nominations for election to the Board of Directors may be made by shareholders at the Meeting.

Director Selection Criteria; Director Qualifications and Experience

The Company has included its criteria for selecting nominees to the Board both on its website and as an attachment to its annual meeting proxy statement for many years.  Those criteria, which are periodically reviewed by the Nominating and Corporate Governance Committee, are included as Appendix A to this proxy statement.  The criteria emphasize the need for independence and an absence of material conflicts of interest of all directors other than the Company’s CEO, the personal attributes the Company seeks in all directors, and the broad mix of skills and experience that should be included among its directors to enhance both the diversity of perspectives, professional experience, education and other attributes and the overall strength of the composition of the Board.  The skills and experience that we consider most important for membership on the Board include a background in at least one of the following areas:

•	substantial recent business experience at the senior management level, preferably as chief executive officer;
•	a recent leadership position in the administration of a major college or university;
•	recent specialized expertise at the doctoral level in a science or discipline important to the Company’s business;
•	recent prior senior level governmental or military service; or
•	financial expertise or risk assessment, risk management or employee benefit skills or experience.

The particular skills, experience, qualifications and other attributes that qualify each of Sensient’s directors (who are also its nominees) to serve on the Board are briefly described below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL NOMINEES. SHARES OF COMMON STOCK REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR ALL NOMINEES.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Hank Brown Age 72	Director Since 2004 Audit Committee (Chairman) Finance Committee Nominating and Corporate Governance Committee
Mr. Brown is President Emeritus of the University of Colorado and Senior Counsel with the law firm of Brownstein, Hyatt, Farber and Scheck P.C.  Mr. Brown was President of the University of Colorado from 2005 to 2008 and President of the University of Northern Colorado from 1998 to 2002, in both cases leading the institution to greater enrollment and financial support.  In between his stints as president of a university, Mr. Brown served from 2002 to 2005 as President and Chief Executive Officer of the Daniels Fund, a billion dollar charitable foundation, and he continues to serve as Chairman of the Board.  Mr. Brown served as a United States Senator from Colorado from 1991 to 1997 (serving on the Foreign Relations and Judiciary Committees) and five terms in the U.S. House of Representatives from 1981 to 1991 (serving on the Ways and Means and Budget Committees).  Prior to that, Mr. Brown worked for Arthur Anderson (an independent public accounting firm) in 1968 and 1969, and he served as Vice President of Monfort of Colorado, Inc. (a public food company with international operations, later acquired by ConAgra Foods, Inc.) from 1970 to 1980.  While at Monfort, Mr. Brown started and/or directed several divisions with increasing responsibilities, including Corporate Development, International Sales and Operations and the Lamb Feeding, Processing and Sales Division.  Mr. Brown currently serves as a director of Sealed Air Corporation (since 1997).  Within the past five years he was a director of Delta Petroleum Corporation (from 2007 to 2010) and Guaranty Bancorp (from 2008 to 2009); prior to that time he was a director of several other public and private companies.  Mr. Brown is an attorney and a certified public accountant.

Mr. Brown earned a bachelor of science degree in accounting from the University of Colorado in 1961.  Mr. Brown volunteered for the U.S. Navy, earning his commission at Newport, Rhode Island and his navigator wings at Pensacola, Florida and Corpus Christi, Texas.  Following his service with VR-22 and a tour in Vietnam, Mr. Brown retired from the Navy as a Lieutenant and enrolled in law school in 1966.  In 1969, Mr. Brown received his Juris Doctorate from the University of Colorado and passed the Colorado Bar Exam.  Mr. Brown earned an LLM in tax from George Washington University in 1986 by attending night classes while serving in Congress.  In 1988, he passed the CPA exam and is a certified public accountant (currently inactive).

For the following reasons the Board concluded that Mr. Brown should serve as a director of Sensient in light of its business and structure, at the time it files this proxy statement. Mr. Brown’s extensive management experience in private, public and non-profit sector enterprises, including public corporations with extensive international operations in food-related businesses, provides Sensient with a broad perspective in addressing issues of governance, financial management, executive recruitment and risk management that are relevant to any large organization.  Mr. Brown’s background as an attorney and CPA, and his experiences developing financial and governmental expertise, allow him to make valuable contributions to Sensient’s Audit Committee and Finance Committee and allow him to assist with the Board’s oversight of risk management and compliance matters.  Further, Mr. Brown’s background in government service provides special insights into legislative and regulatory trends impacting Sensient’s business.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Dr. Fergus M. Clydesdale Age 75	Director Since 1998 Compensation and Development Committee Executive Committee Nominating and Corporate Governance Committee Scientific Advisory Committee (Chairman)
Dr. Clydesdale has had a distinguished career as a university professor and administrator, scientific researcher and advisor to public and private agencies both in the U.S. and around the world in research, product development and scientific policy and regulation to optimize food quality, food acceptability, food safety, nutrition and overall health and quality of life.  Dr. Clydesdale’s honors and accomplishments in the field of food science and nutrition are legion and too numerous to mention.  Dr. Clydesdale is currently Distinguished University Professor, Department of Food Science, College of Natural Sciences, University of Massachusetts Amherst, and Director of the University of Massachusetts Food Science Policy Alliance which he founded in 2004.  From 1988 to 2008 he was head of the Department of Food Science, which at the time of his retirement was ranked nationally among the top three university food science departments in research and the top department in the university in student satisfaction.  In 2010 the National Research Council of the National Academies, based on the performance of the Department in the last year of Dr. Clydesdale’s tenure as its Head, ranked the Department as number one among all Food Science Departments in the United States for PhD research and education.  In 2011 the University of Massachusetts Amherst dedicated the Fergus M. Clydesdale Center for Foods for Health and Wellness in his honor.  Recently elected a Fellow of the American Institute of Nutrition, he is now a fellow of the four premier societies in the field of food science and nutrition.  Dr. Clydesdale is the editor of Critical Reviews in Food Science and Nutrition, the top ranked journal in food science with a worldwide audience.  He has published some 375 scientific articles and coauthored or edited 20 books, including Food Colorimetry: Theory and Applications (1975), which is still considered a leading authority in its field.  In addition, Dr. Clydesdale has done extensive work related to the science and technology of formulating and measuring natural and synthetic colors in foods and emulsions and the sensory effects, benefits and interactions of food and beverage colorants and flavors.  Dr. Clydesdale initiated and organized the University of Massachusetts Food Science Strategic Research Alliance, which has approximately 25 member companies including many of the major multinationals.  He also chaired the Strategic Research Alliance from 1988 to 2008 along with the Strategic Policy Alliance from its inception in 2004.  Dr. Clydesdale helped in the formation of a venture company (Wesfolk) at the University of Massachusetts Amherst to commercialize the scientific discoveries being made by his department.  Dr. Clydesdale also has served on numerous standing and special committees of the FDA and the National Academy of Sciences focusing on food and ingredient safety, nutrition, policy and labeling (e.g., he chaired the FDA working panel that evaluated Olestra, the last food additive to gain approval, and in 2009-2010 served on an FDA committee which evaluated FDA’s Research Mission), including three terms as chair of the Food Forum of the Food and Nutrition Board of the National Academy.  In 2010 he was reappointed to another three-year term on the National Academies, Institute of Medicine, Food and Nutrition Board.  Dr. Clydesdale served as Chair of the Board of Trustees of the American branch of the International Life Sciences Institute from 2001 to 2011 and was reappointed to the Board as a member for a 3 year term in 2012.  He has also served on the board of the Global International Life Sciences Institute (both are non-profits), who promote scientific research to optimize food safety and health globally. He has been active worldwide speaking on the challenges and opportunities of using technology to improve food safety, nutrition and health while increasing the global food supply.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For the following reasons the Board concluded that Dr. Clydesdale should serve as a director of Sensient in light of its business and structure, at the time it files this proxy statement.  Dr. Clydesdale is a globally-known expert in the science of food colors and their use in food, especially natural colors, and the effects of color on perceptions of flavor and wholesomeness, all of which are central to Sensient’s worldwide businesses and its plans for future growth.  Dr. Clydesdale’s background in food science, experience with industry from the Food Science Research and Policy Alliances and service on government and university advisory committees, as well as being head of a major university department, give him unique experience in risk assessment, food safety, food processing, nutrition, national and international food and ingredient policies, labeling, and regulatory and scientific trends.  Dr. Clydesdale’s university service has included chairing and serving on search committees for top university positions, including chair of the committee for dean of the school of management and serving on search committees for chancellor and provost, as well as developing metrics for promotion, tenure, and salary increases within his department.  These and other university responsibilities, along with his board activities with the International Life Sciences Institute, allow him to make valuable contributions to Sensient’s Nominating and Corporate Governance Committee and Compensation and Development Committee.  Dr. Clydesdale’s experience in academics and with industry and government also position him to provide valuable advice and oversight to Sensient’s Scientific Advisory Committee (which he chairs) with regard to Sensient’s product research and development activities, future scientific, product and policy trends, its marketing and labeling of both functional and health effects of natural and other ingredients, and its food safety policies and procedures.

James A.D. Croft Age 74	Director Since 1997 Audit Committee Compensation and Development Committee (Chairman) Executive Committee Scientific Advisory Committee
Mr. Croft has extensive international and entrepreneurial experience, including having served as an executive officer, director and leader of business development at various multinational businesses.  In 1967 he became a general partner in the London-based real estate consulting firm of Richard Ellis, and was one of the senior partners in the firm until his retirement in 1998 at the time of its merger with California-based CB Commercial to become CB Richard Ellis.  From 1968 through the early 1980s, Mr. Croft was Executive Chairman of Richard Ellis International – the firm’s international development arm. During this time, he travelled extensively, and led the firm’s business development and office openings throughout Europe, the United States and Latin America.  He then established the firm’s international Hotels and Leisure division based in London.  During his career with Richard Ellis, Mr. Croft served as a director of most of the firm’s subsidiary and associated companies throughout the world, and was also a consultant to several major international investors.  By the time of Mr. Croft’s retirement, Richard Ellis had 67 offices worldwide, with around 2,000 employees and fee income of approximately US$250 million per annum.  In 1993, Mr. Croft co-founded SRAB Shipping AB, where he served as a director until 1998.  Mr. Croft helped take that company public in 1997 (it is quoted on the Stockholm OMX Stock Exchange). It now owns and operates tanker and dry cargo vessels.

Although he is retired from Richard Ellis and SRAB Shipping, Mr. Croft continues playing an active role in entrepreneurial ventures, currently serving as the Chairman and sole shareholder of Bartlodge Ltd., a property development and investment firm he founded specializing in office development in the United Kingdom and residential development in Portugal.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Mr. Croft attended the University of London where he received a bachelor’s degree in Real Estate Management, graduating as Student of the Year in 1960.  He currently resides in Kent, England, is fluent in French and has a working knowledge of Spanish and Portuguese.

For the following reasons the Board concluded that Mr. Croft should serve as a director of Sensient in light of its business and structure, at the time it files this proxy statement.  More than half of Sensient’s revenues come from outside the United States, and expanding its worldwide operations is a key strategy.  As a lifetime resident of the United Kingdom, Mr. Croft brings an international perspective to the challenges of creating and building businesses that span multiple countries, cultures, languages, regulatory structures and business traditions, having spent over 40 years creating, building and managing multinational businesses that focus on the specific needs of the local market and individual customer. Mr. Croft also brings the unique skills of an entrepreneur who has developed several successful multinational businesses, often as start-ups. This international and management experience enables him to provide unique insights regarding the management and expansion of Sensient’s international operations.

William V. Hickey Age 67	Director Since 1997 Audit Committee Executive Committee Finance Committee (Chairman) Nominating and Corporate Governance Committee (Chairman)
Mr. Hickey serves as President (since 1996), Chief Executive Officer (since 2000) and director (since 1999) of Sealed Air Corporation, a global leader in food safety and security, facility hygiene and product protection.  Prior to becoming Chief Executive Officer in 2000, Mr. Hickey served in various executive positions at Sealed Air Corporation, including Chief Operating Officer, Executive Vice President, Chief Financial Officer and Vice President and General Manager of the Food Packaging Division and the Cellu Products Division.  He was previously employed by Arthur Young, where he worked as a CPA, and also served as Chief Financial Officer of W.R. Grace and Company’s Latin American operations in the 1970s.

Mr. Hickey serves as a director (including a member of the audit committee) of Public Service Enterprise Group Incorporated, a diversified energy company that is traded on the New York Stock Exchange and one of the ten largest electric companies in the United States.  He is also a director of the National Association of Manufacturers, a Member of the American Business Conference and a Member of the Executive Board of the Northern New Jersey Council of the Boy Scouts of America.

For the following reasons, the Board concluded that Mr. Hickey should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement.  Mr. Hickey has considerable business, management, leadership and financial experience, including expertise directly related to the food industry.  Through his service, including first as Chief Financial Officer and now as Chief Executive Officer, with Sealed Air Corporation, a large public company with extensive international operations and substantial interests in food-related businesses, Mr. Hickey has a knowledge and expertise in serving the international food industry that is critical to Sensient’s business.  Further, Mr. Hickey has been extremely successful in managing and growing businesses.  During Mr. Hickey’s tenure, Sealed Air Corporation has grown its net sales from $78 million to approximately $5.6 billion ($8.1 billion pro forma assuming a full year of Diversey acquisition impact), and has expanded, both domestically and internationally, through

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

acquisitions and start-ups.  In addition to his leadership and management skills, Mr. Hickey has considerable financial, auditing, risk management and corporate governance experience and is an audit committee financial expert under the SEC’s rules, all of which enable him to make valuable contributions to Sensient’s Board and various Board committees, including the Audit Committee.

Kenneth P. Manning Age 70	Director Since 1989 Executive Committee (Chairman) Scientific Advisory Committee
Mr. Manning is Sensient’s Chairman of the Board (since 1997), President and Chief Executive Officer (since 1996). Mr. Manning joined Sensient as a Group Vice President in 1987. Mr. Manning became Sensient’s Executive Vice President in 1989 and first became President in 1992.  He has been the architect of Sensient’s numerous key strategic moves, such as increasing its presence overseas and its moves into high-performance specialty ingredients for food and beverage systems, cosmetic and pharmaceutical ingredient systems and specialty chemicals for various applications.  Mr. Manning is also a director of Sealed Air Corporation (since 2002) and a former director of Badger Meter, Inc. (from 1996 to 2009), Firstar Corporation (from 1997 to 1999), Firstar Trust Company (from 1992 to 1997) and numerous other public and charitable organizations.

Before joining Sensient, Mr. Manning served as assistant to the Chairman and CEO of W.R. Grace and Company and in other positions within W.R. Grace of increasing responsibility both domestically and overseas, including as Vice President of Operations — European Division and later as President of its Ambrosia Chocolate Division.

Mr. Manning served as an officer on active duty in the U.S. Navy from 1963 to 1967 and retired from the U.S. Naval Reserve in 1995 with the rank of Rear Admiral.  He was awarded the Legion of Merit (awarded for exceptionally meritorious conduct in the performance of outstanding services and achievements) in 1994.  Mr. Manning is a member of the American Society of Mechanical Engineers and the American Chemical Society, Navy League, the United States Naval Institute, the Naval Reserve Association, and the National Maritime Historic Association.  He is also a Knight of Malta.

For the following reasons the Board concluded that Mr. Manning should serve as a director of Sensient in light of its business and structure, at the time it files this proxy statement.  As Sensient’s chief executive officer, Mr. Manning is the only officer to sit on its Board and is the longest-serving director.  He was and remains the leader of Sensient’s transformation into a global developer, manufacturer and marketer of advanced color, flavor and fragrance systems for the food, beverage, pharmaceutical, personal care and other industries.  With over 20 years of service to the Company, Mr. Manning’s unique knowledge and understanding of its businesses makes him especially well-suited to deal with future challenges and opportunities, as Sensient strives to sustain its growth in the current economic and competitive environment.  Mr. Manning’s leadership and excellent business judgment are essential to Sensient’s Board.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Peter M. Salmon Age 62	Director Since 2005 Finance Committee Scientific Advisory Committee

In 1987, Mr. Salmon founded the International Food Network, a private company with offices in New York, Florida and England that provides research, consultation and product development services for the food, beverage and nutraceutical industries, and currently serves as its sole shareholder and chief executive.  Today, the International Food Network employs over 50 scientists, technologists and culinologists based across the United States and Europe.  Mr. Salmon’s company primarily serves large, multinational companies, often providing product development from initial idea generation through commercialization, as well as customized scientific research.  Prior to 1987, Mr. Salmon worked in various research and group management positions at several large, multinational food companies, including General Mills and General Foods, where he was involved with developing and launching several successful food and beverage products that are recognized and used domestically and around the world.

Mr. Salmon holds master’s degrees in both food science and in marketing and finance.  Among other honors, Mr. Salmon is a professional member of the Institute of Food Technologists and a Fellow member of the Institute of Food Science & Technology (U.K.), as well as a Certified Packaging Professional and a member of the Institute of Packaging Professionals Consultant’s Council.  His career has included extensive world-wide travel and residence in England for two years.

For the following reasons, the Board concluded that Mr. Salmon should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement.  Throughout his career, Mr. Salmon has combined scientific research and expertise with entrepreneurship and hands-on business management emphasizing the development and commercialization of foods and beverages, dietary supplements, nutritional additives and related packaging and food safety matters.  Mr. Salmon’s insights and familiarity with the food and beverage markets, especially in North America and Europe, uniquely position him to identify emerging trends, to assist Sensient in its strategic analyses regarding emerging client needs and opportunities in these key markets, and to make valuable contributions to Sensient’s Board and Board committees, including the Finance Committee and Scientific Advisory Committee.

Dr. Elaine R. Wedral Age 67	Director Since 2006 Finance Committee Scientific Advisory Committee

Dr. Wedral has served as President of the International Life Sciences Institute-North America, a nonprofit organization based in Washington D.C. that provides a forum for academic, government and industry scientists to identify important nutrition and food safety issues and work toward solutions for the benefit of the general public. Dr. Wedral is also a director of Balchem Corporation (where she is chair of the governance and nominating committee and a member of the compensation committee), which is engaged in the development, manufacture and marketing of specialty performance ingredients and products for the food, nutritional, feed, pharmaceutical and medical sterilization industries.  Dr. Wedral also serves on the editorial board of Food Processing magazine and continues to work with several industry groups and universities on food science issues in an advisory capacity.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

From 1972 to 2006, Dr. Wedral served in various capacities with the Nestlé Company, including as President of Nestlé R&D Center, Inc. and director of Nestlé R&D Food Service Systems Worldwide from 2000 to 2006, and as President of all Nestlé U.S. R&D Centers from 1988 to 1999. During her tenure with Nestlé, Dr. Wedral developed the strategy and accompanying R&D program for its food service systems.  Among other matters, she was responsible for the reorganization and supervision of Nestlé’s existing R&D facilities with over 700 personnel and the development, construction and management of a new state-of-the-art pet food and nutrition facility, a new beverage, confection and ice cream facility and renovation of a consolidated food and nutrition laboratory, each combining an emphasis on proprietary innovation with production efficiencies and commercialization opportunities. Dr. Wedral holds over 35 U.S. and European patents in food science, chemistry, and foodservice systems to deliver foods and beverages, most related to food flavors and colors and food fortifications (e.g., adding bioavailable iron to fortify a product without discoloring it).  Dr. Wedral’s work often helped create new product categories (e.g., shelf-stable liquid coffee creamers and refrigerated pizzas) while emphasizing food safety and quality.  Dr. Wedral also has experience and expertise in helping to commercialize food and beverage products and delivery systems designed for local tastes and preferences around the world.

For the following reasons, the Board concluded that Dr. Wedral should serve as a director of Sensient, in light of its business and structure, at the time it files this proxy statement.  Dr. Wedral combines food science expertise with substantial business and personnel management and leadership experience in developing innovative and commercially successful food and beverage products. Dr. Wedral has experience in successfully building or consolidating food and beverage research facilities within budget and managing and motivating large staffs of research scientists and engineers to work collaboratively and efficiently to serve customer needs, all while emphasizing the development of proprietary products and systems that meet the highest standards of food quality and safety.  These experiences and technical expertise allow Dr. Wedral to make valuable contributions to Sensient’s Board and Board committees, including the Finance Committee and Scientific Advisory Committee.

Essie Whitelaw Age 64	Director Since 1993 Compensation and Development Committee Nominating and Corporate Governance Committee

Ms. Whitelaw served as Senior Vice President of Operations of Wisconsin Physician Services, a provider of health insurance and benefit plan administration, from 2001 until her retirement in 2009, where she was responsible for managing over 430 employees.  Prior to that, Ms. Whitelaw served over 15 years in various executive positions, including as President and Chief Operating Officer (1992 to 1997) and Vice President of National Business Development, at Blue Cross Blue Shield of Wisconsin, a comprehensive health and dental insurer.  Among other matters, while at Blue Cross Blue Shield, Ms. Whitelaw was responsible for managing insurance risk underwriting activities, regulatory compliance and the development and implementation of appropriate sales incentive programs.  Prior to its merger into another public utility in 2000, Ms. Whitelaw served on the board and on the audit, nominating and retirement plan investment committees of WICOR Corporation, a Wisconsin energy utility.

Ms. Whitelaw is active in the local Wisconsin community.  She currently serves on the Milwaukee Public Museum board of directors and the board of the Wisconsin Women’s Health Foundation, a non-profit organization dedicated to improving the health and lives of women and their families, through education, outreach programs and partnerships.  Ms. Whitelaw’s prior board service includes Goodwill Industries, United

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Way of Greater Milwaukee, Blue Cross Blue Shield Foundation, Metropolitan Milwaukee Association of Commerce, Greater Milwaukee Committee and Bradley Center Sports and Entertainment Corp.

For the following reasons the Board concluded that Ms. Whitelaw should serve as a director of Sensient in light of its business and structure, at the time it files this proxy statement.  Ms. Whitelaw has significant regulatory compliance and human resources experience, including developing and implementing compensation policies and designing incentive programs for sales and customer service employees to achieve business objectives while managing risk.  Ms. Whitelaw is Sensient’s longest serving independent director and the only one of its independent directors that resides in the Midwestern U.S., where Sensient’s headquarters and most of its domestic facilities are located.  Sensient values Ms. Whitelaw’s involvement in civic and community activities in the local community, and her experiences with regulatory compliance, risk management and human resources allow her to make valuable contributions to Sensient’s Board and Board committees, including the Compensation and Development Committee and the Nominating and Corporate Governance Committee.

Except as noted, all nominees have held their current positions or otherwise have served in their respective positions with the listed organizations for more than five years.  No director, nominee for director or executive officer had any material interest, direct or indirect, in any business transaction of the Company or any subsidiary since the beginning of 2011 nor does any director, nominee or executive officer have any material interest, direct or indirect, in any such proposed transaction, except that: (1) Sealed Air Corporation, of which Mr. Hickey is President & Chief Executive Officer, purchased $143,994 and $133,534 in colors from one or more units of the Company in 2011 and 2010, respectively; (2) a Sensient subsidiary purchased $100,093 and $66,709 in packaging or industrial cleaner from Sealed Air in 2011 and 2010, respectively; and (3) during 2009 the Company hired Mr. Paul Manning, the son of Mr. Kenneth P. Manning (Sensient’s Chairman of the Board, President and Chief Executive Officer), and he currently serves as the President of the Color Group.  See  “Transactions with Related Persons” below.  The Board has determined that all members of the Board, except Mr. Manning, are independent under the applicable rules of the New York Stock Exchange and the Securities and Exchange Commission (the “SEC”).  See “Corporate Governance - Director Independence” below.

Corporate Governance

General

The Board is responsible for exercising the corporate powers of the Company and overseeing the management of the business and affairs of the Company, including management’s establishment and implementation of key strategic priorities and initiatives.  Long-term, sustainable value creation and preservation is possible only through the prudent assumption and management of both risks and potential rewards, and Sensient’s Board as a whole takes a leading role in overseeing the Company’s overall risk tolerances as a part of the strategic planning process and in overseeing the Company’s management of strategic risks.  The Board has delegated to the Audit Committee primary responsibility for overseeing the executives’ risk assessments and implementation of appropriate risk management policies and guidelines generally, including those related to financial reporting and regulatory compliance, provided that it has delegated to the Compensation and Development Committee primary oversight responsibility to insure that compensation programs and practices do not encourage unreasonable or excessive risk-taking and that any risks are subject to appropriate controls and it has delegated to the Finance Committee primary oversight responsibility with respect to Sensient’s capital structure and its types and amounts of insurance and with respect to foreign currency management.

Board Meetings and Meeting Attendance

The Board of Directors met five times during 2011.  Each director attended at least 75% of the meetings of the Board and the Board Committees on which he or she served that were held during 2011.  The Company’s Corporate Governance Guidelines provide that all directors are expected to regularly attend meetings of the Board and the committees of which they are members and to attend the Annual Meeting of Shareholders.  In 2011, all Board members attended the Annual Meeting of Shareholders.

Committees of the Board of Directors

Executive Committee

The Executive Committee of the Board of Directors, which currently consists of Messrs. Croft, Hickey and Manning (Chairman) and Dr. Clydesdale, met twice in 2011. This Committee has the power and authority of the Board of Directors in directing the management of the business and affairs of the Company in the intervals between Board of Directors meetings, except to the extent limited by law, and reports its actions at regular meetings of the Board.

Audit Committee

The Audit Committee of the Board of Directors met nine times during 2011. Messrs. Brown (Chairman), Croft and Hickey are the current members of the Audit Committee. All members of the Audit Committee meet the independence and experience requirements of the New York Stock Exchange and the SEC and none of them serve on the audit committee of more than three public companies.

This Committee, among other things:

•	has sole responsibility to appoint, terminate, compensate and oversee the independent auditors of the Company and to approve any audit and permitted non-audit work by the independent auditors;

•
reviews the adequacy and appropriateness of the Company’s internal control structure and recommends improvements thereto, including management’s assessment of internal controls and the internal audit function and risk management activities in general;

•
reviews with the independent auditors their reports on the consolidated financial statements of the Company and the adequacy of the financial reporting process, including the selection of accounting policies;

•	reviews and discusses with management the Company’s practices regarding earnings press releases and the provision of financial information and earnings guidance to analysts and ratings agencies;

•
obtains and reviews an annual report of the independent auditor covering the independent auditor’s quality control, any inquiry or investigation by governmental or professional authorities within five years and independence;

•	sets hiring policies for employees or former employees of the independent auditor;

•	establishes procedures for receipt of complaints about accounting, internal accounting controls, auditing or other compliance matters;

•	reviews and oversees management’s risk assessment and risk management policies and guidelines generally, including those related to financial reporting and regulatory compliance; and

•
reviews the adequacy and appropriateness of the various policies of the Company dealing with the principles governing performance of corporate activities. These policies, which are set forth in the Company’s Code of Conduct, include antitrust compliance, conflict of interest and business ethics.

The Board has adopted a written charter for the Audit Committee, which is incorporated in the Company’s Bylaws and posted on its website.  The Audit Committee reviews and reassesses the adequacy of this charter at least annually.  The Board has also adopted a Code of Ethics for Senior Financial Officers, as contemplated by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  The Board has determined that Mr. Hickey is an audit committee financial expert in accordance with SEC rules.  Any changes made to the Code of Ethics, and any waivers granted thereunder, will be posted and available on the Company’s website.

Compensation and Development Committee

The current members of the Compensation and Development Committee of the Board of Directors, which held five meetings during 2011, are Mr. Croft (Chairman), Dr. Clydesdale and Ms. Whitelaw.  Each member of the Committee satisfies New York Stock Exchange independence requirements applicable to directors generally and to members of compensation committees.

Among the Committee’s responsibilities are:

•
to review and approve all compensation plans and programs (philosophy and guidelines) of the Company and, in consultation with senior management and taking into consideration recent shareholder advisory votes and any other shareholder communications regarding executive compensation, oversee the development and implementation of the Company's compensation program, including salary structure, base salary, short- and long-term incentive compensation plans such as restricted stock awards (including the relationships between incentive compensation and risk-taking) and nonqualified benefit plans and programs, including fringe benefit programs;

•
to review and discuss with management the policies and practices of the Company and its subsidiaries for compensating their employees, including non-executive officers and employees, to insure those policies do not encourage unreasonable or excessive risk-taking and that any risks are subject to appropriate controls;

•
to review and make recommendations to the Board with respect to all compensation arrangements and changes in the compensation of the officers appointed by the Board, including, without limitation (i) base salary, (ii) short- and long-term incentive compensation plans and equity-based plans (including overseeing the administration of these plans and discharging any responsibilities imposed on the Committee by any of these plans); (iii) employment agreements, severance arrangements and change-in-control agreements/provisions, in each case as, when and if appropriate; and (iv) any special or supplemental benefits; and

•
at least annually, to review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, report the results of such evaluation to the Board and set the Chief Executive Officer’s compensation level based on this evaluation.

Sensient designs its overall compensation programs and practices, including incentive compensation for both executives and non-executive employees, in a manner intended to support its strategic priorities and initiatives to enhance long-term sustainable value without encouraging unnecessary or unreasonable risk-taking.  At the same time, the Company recognizes that its goals cannot be fully achieved while avoiding all risk.  Management periodically reviews Sensient’s compensation programs and practices in the context of its risk profile, together with its other risk mitigation and risk management programs, to ensure that these programs and practices work together for the long-term benefit of the Company and its shareholders.  Based on its recently completed review of Sensient’s compensation programs, management concluded that Sensient’s incentive compensation policies for non-executive employees have not materially and adversely affected Sensient in the recent past, and are not likely to have a material adverse effect in the future.  See “Compensation Discussion and Analysis” for an analysis of material compensation policies and procedures with respect to the Company’s named executive officers and “Compensation and Development Committee Report” for the Committee’s 2011 report on compensation matters.

Finance Committee

The Finance Committee of the Board of Directors, which currently consists of Messrs. Brown, Hickey (Chairman) and Salmon and Dr. Wedral, held four meetings during 2011. Among other things, this Committee reviews and monitors the Company’s financial planning and structure to ensure conformity with the Company’s requirements for growth and fiscally sound operation, and also reviews and approves:

•	the Company’s annual capital budget, long-term financing plans, borrowings, notes and credit facilities, investments and commercial and investment banking relationships;

•	existing insurance programs, foreign currency management and the stock repurchase program;

•	the financial management and administrative operation of the Company’s qualified and nonqualified benefit plans; and

•	such other matters as may from time to time be delegated to the Committee by the Board or provided in the Bylaws.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors, which currently consists of Messrs. Brown and Hickey (Chairman), Dr. Clydesdale and Ms. Whitelaw, met twice during 2011. Each member of the Committee satisfies New York Stock Exchange independence requirements.

Among other functions, this Committee:

•
studies and makes recommendations concerning the composition of the Board and its committee structure, including the Company’s Director Selection Criteria, and reviews the compensation of Board and Committee members;

•	recommends persons to be nominated by the Board for election as directors of the Company and to serve as proxies at the annual meeting of shareholders;

•	considers nominees recommended by shareholders;

•	assists the Board in its determination of the independence of each director;

•	develops corporate governance guidelines for the Company and reassesses such guidelines annually; and

•	oversees the system of corporate governance and the evaluation of the Board and management from a corporate governance standpoint.

The Committee identifies and recommends candidates it determines are qualified and suitable to serve as a director consistent with the criteria for selection of directors adopted by the Board, including promoting a variety of perspectives, professional experience, education, skills and other individual qualities and attributes on the Board as a whole.  A copy of the Company’s Director Selection Criteria is attached as Appendix A to this proxy statement.  Recommendations for Board candidates may be made to the Committee by the Company’s Chairman, President and Chief Executive Officer, other current Board members and Company shareholders.  The Committee also from time to time utilizes the services of third-party search firms.  Once appropriate candidates are identified, the Committee evaluates their qualifications to determine which candidate best meets the Company’s Director Selection Criteria, without regard to the source of the recommendation.  Recommendations by shareholders for director nominees should be forwarded to the Secretary of the Company, who will relay such information to the Committee Chair.  The recommendations should identify the proposed nominee by name, should describe every arrangement or understanding with such person, should describe whether, and if so how, the nominee would contribute to the variety of perspectives, professional experience, education, skills or other individual qualities and attributes of Sensient’s Board and should provide at least the questionnaire, nominee affirmations and other materials specified in the Bylaws, including the detailed information about the nominee that is required by SEC rules for the solicitation of proxies for election of directors.  Shareholders should look to the information required pursuant to the Company’s Bylaws for shareholder nominations and to the information included in the proxy statement regarding directors and nominees as a guide to the information required.  Shareholders also have the right to directly nominate a person for election as a director so long as the advance notice, nominee affirmations and informational requirements contained in the Bylaws and applicable law are satisfied.  All nominees must affirm that they have truthfully completed a directors’ and officers’ questionnaire; that they are not an employee, director or affiliate of a competitor; that they will protect confidential information and serve the interests of Sensient and its shareholders collectively; and that they will comply with applicable law and Sensient’s Code of Conduct and other policies and guidelines.  See the discussion under “Future Shareholder Proposals and Nominations” below.

Scientific Advisory Committee

The Scientific Advisory Committee of the Board of Directors, which currently consists of Drs. Clydesdale (Chairman) and Wedral and Messrs. Croft, Manning and Salmon, met twice during 2011.

Among other functions, this Committee:

•	reviews the Company’s research and development programs with respect to the quality and scope of work undertaken;

•	advises the Company on maintaining product leadership through technological innovation; and

•
reports on new technological trends and regulatory developments that would significantly affect the Company and suggests possible new emphases with respect to its research programs and new business opportunities.

Committee Charters, Codes of Conduct and Ethics, and Other Governance Documents

The Charters for the Audit, Compensation and Development, and Nominating and Corporate Governance Committees of the Company’s Board of Directors are incorporated in the Company’s Bylaws and are available on the Company’s website (www.Sensient.com).  The Company is strongly committed to the highest standards of ethical conduct, and its Code of Conduct, Standards of Conduct for International Employees, Code of Ethics for Senior Financial Officers, Corporate Governance Guidelines, Stock Ownership Guidelines for Elected Officers and Stock Ownership Guidelines for Independent Directors are also posted on the Company’s website.  If there are any amendments to the Code of Conduct, the Standards of Conduct, the Code of Ethics, the Corporate Governance Guidelines or the stock ownership guidelines, or if waivers from any of them are granted for executive officers or directors, those amendments or waivers also will be posted on the Company’s website.

Board Leadership Structure; Executive Sessions of Non-Management and Independent Directors

Mr. Kenneth Manning has been an officer and director of the Company for over 20 years.  He is Sensient’s Chairman of the Board (since 1997), President and Chief Executive Officer (since 1996).  The Board has great confidence in his leadership.  Mr. Manning’s employment agreement with the Company calls for him to continue to serve the Company as its Chairman of the Board and President and Chief Executive Officer through December 31, 2013, and the Board has determined that the combination of those roles remains appropriate.  At the Board’s request, Mr. Manning has agreed (and his employment agreement expresses an intention) that he will continue as a non-employee Chairman of the Board for two years after his 2013 retirement as an employee to assist both the Board and management during the transition to new leadership.

The Company’s non-management directors, who also currently constitute the independent directors, meet at regularly scheduled executive sessions without management not less frequently than three times per year.  The independent directors must meet in executive session at least once per year without any other non-management directors present.  The non-management, independent directors held three executive sessions during 2011.  Because the Company’s Chairman is also its President and Chief Executive Officer and therefore does not attend the executive sessions, the responsibility for presiding at these meetings is rotated among all independent members of the Board of Directors in alphabetical order.

This proxy statement describes our philosophy, policies and practices regarding corporate governance, risk management and executive compensation.  Interested parties who wish to make their views or concerns known regarding these matters may communicate with management or with any non-management or independent directors or the Board as a whole in writing addressed to the attention of the Company Secretary.  The Company’s Corporate Governance Guidelines provide that all communications to Board members will be relayed by the Company Secretary to the appropriate Board members unless the content is obviously inappropriate for Board review.

Board Role in Risk Oversight

As noted above, Sensient is convinced that long-term, sustainable value creation and preservation is possible only through the prudent assumption and management of both risks and potential rewards, and Sensient’s Board as a whole takes a leading role in establishing the Company’s overall risk tolerances as a part of the strategic planning process and in overseeing the Company’s management of strategic risks.  The Board has delegated to the Audit Committee primary responsibility for overseeing the executives’ risk assessments and implementation of appropriate risk management policies and guidelines generally, including those related to financial reporting and regulatory compliance, provided that it has delegated to the Compensation and Development Committee primary oversight responsibility to insure that compensation programs and practices do not encourage unreasonable or excessive risk-taking and that any risks are subject to appropriate controls and it has delegated to the Finance Committee primary oversight responsibility with respect to Sensient’s capital structure and its types and amounts of insurance and with respect to foreign currency management.  The Board and these committees receive periodic reports on these matters from management and the personnel in charge of the related risk management activities.

Director Independence

The Company’s Corporate Governance Guidelines provide guidelines for determining whether a director is independent from management.  For a director to be considered independent, the Board must make an affirmative determination that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).  The guidelines contain the following specific criteria, which reflect the currently applicable SEC and New York Stock Exchange rules, to assist the Board in determining whether a director has a material relationship with the Company.  A director is not considered independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•
The director has received, or has an immediate family member who has received for service as an executive officer, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than director and committee fees and pension or other non-contingent deferred compensation for prior service).

•
(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•
The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company and any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•
The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

In addition, the guidelines state that no director shall be independent unless he or she shall meet the requirements for independence under applicable securities laws.  For purposes of determining independence, the “Company” includes any parent or subsidiary in a consolidated group with the Company.

Based on these criteria, the Board has affirmatively determined that Messrs. Brown, Croft, Hickey and Salmon, Drs. Clydesdale and Wedral and Ms. Whitelaw (who constitute all of the members of the Board except Mr. Manning) are independent under the applicable rules of the New York Stock Exchange and the SEC and the Company’s independence criteria.  In making this determination, the Board reviewed information provided by each of the directors to the Company.  The Company has no relationships with any of the independent directors (other than as a director and a shareholder), except that: (1) Sealed Air Corporation, of which Mr. Hickey is President & Chief Executive Officer, purchased $143,994 and $133,534 in colors from one or more units of the Company in 2011 and 2010, respectively; and (2) a Sensient subsidiary purchased $100,093 and $66,709 in packaging or industrial cleaner from Sealed Air Corporation in 2011 and 2010, respectively. These amounts are immaterial in size to both Sensient and Sealed Air Corporation, and the Board determined that these relationships did not impair Mr. Hickey’s independence.

Director Compensation and Benefits

Directors who are not employees of the Company are entitled to receive an annual retainer of $40,000 and fees of $1,500 for each Board and Committee meeting attended ($3,000 per meeting attended in the case of the Scientific Advisory Committee) in addition to reimbursable expenses for such attendance. Each Committee chairperson is entitled to receive an additional $8,000 annually for serving in that capacity, except that the chairperson of the Audit Committee is instead entitled to receive $12,000 annually for serving in that capacity.

The Company has an unfunded retirement plan for non-employee directors who have completed at least one year of service with the Company as a director. The plan provides a benefit equal to the annual retainer for directors in effect at the time of the director’s departure from the Board. This benefit, payable only during the lifetime of the participant, continues for a period equal to the amount of time the individual was an active director. During the benefit period, the participant must be available to the Chairman of the Board for consultation.

The Company has a Directors’ Deferred Compensation Plan available to any director who is entitled to compensation as a Board member. Under this plan, the maximum amount that is eligible to be deferred is the total of all fees paid to the director by reason of his or her membership on the Board or any Committee thereof. The plan provides that directors may defer all or part of their director fees and the deferral may be in cash or Common Stock. The fees deferred in cash are credited to individual deferred compensation accounts that bear interest at the rate of 8.0% per annum. The amounts deferred pursuant to this plan will be paid either: (i) in a lump sum on January 31st of the calendar year following the year in which the director ceases to be a director or on January 31st of any year thereafter; or (ii) in five equal consecutive annual installments commencing on January 31st of the first calendar year after the director ceases to serve as a director. In the event of death, the balance in a director’s account will be paid in a lump sum to a designated beneficiary or to the director’s estate.

The Company has a director stock plan for any director who is not an employee of the Company, and it has adopted a new plan for non-employee directors, subject to approval by the shareholders.  If approved, the new plan will become effective immediately following the final grants under the current director stock plan, and the initial grants under the new plan will be made immediately following the 2013 annual meeting of shareholders.  See Item 3, “Approval of the 2012 Non-Employee Directors Stock Plan.”  Both director plans provide for an annual grant of 1,500 shares of the Company’s common stock to each non-employee director on the Annual Meeting date. The shares vest in increments of one-third of the total grant on each of the first, second and third anniversaries of the date of grant.  Even after vesting, the shares are subject to Sensient’s stock ownership guidelines for non-employee directors, including a requirement that directors hold at least 75% of future awards (net of taxes and any exercise price) until separation from the Board, with limited exceptions for exercise and sale of shares from stock options expiring within one year and for sale of up to 50% of vesting restricted stock to permit payment of related taxes.

Set forth below is a summary of the compensation paid to each non-employee director in fiscal 2011:

2011 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
H. Brown	$82,000	$55,410	$26,000	$-	$163,410
Dr. F. M. Clydesdale	75,000	55,410	9,000	-	139,410
J. A.D. Croft	85,500	55,410	8,000	-	148,910
W. V. Hickey	89,000	55,410	20,000	-	164,410
P. M. Salmon	59,500	55,410	37,653	-	152,563
Dr. E. R. Wedral	59,500	55,410	32,000	-	146,910
E. Whitelaw	61,000	55,410	21,000	-	137,410
__________
(1)	Includes annual retainer, meeting attendance and chairmanship fees.

(2)
The amounts in the table reflect the grant date fair value of stock awards to the named director in 2011. Accounting Standards Codification (“ASC”) 718 requires recognition of compensation expense over the vesting period (or until retirement age) for stock options and other stock-related awards granted to Sensient employees and directors based on the estimated fair value of the equity awards at the time of grant.  The assumptions used to determine the valuation of the awards are discussed in note 6 to Sensient’s consolidated financial statements.  The 2011 restricted stock awards to directors were made on April 21, 2011.  The grant date fair value of the 2011 restricted stock award to each director was $36.94 per share.

(3)	The shares of restricted stock awarded to directors vest in increments of one-third of the total grant on each of the first, second, and third anniversaries of the date of grant.

(4)	Each non-employee director had the following equity awards outstanding as of the end of fiscal 2011:

	Option Awards	Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Shares of Stock That Have Not Vested (#)
H. Brown	10,000	2,933
Dr. F. M. Clydesdale	12,000	2,933
J. A.D. Croft	-	2,933
W. V. Hickey	14,000	2,933
P. M. Salmon	6,000	2,933
Dr. E. R. Wedral	6,000	2,933
E. Whitelaw	667	2,933

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board, the Audit Committee of the Board of Directors (the “Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2011, the Committee met nine times.  The Committee discussed the financial information contained in each quarterly earnings announcement and in each of the Company’s Forms 10-Q and 10-K with the Company’s Senior Vice President and Chief Financial Officer, its Vice President, Controller and Chief Accounting Officer and its independent auditors prior to release of the earnings announcement and prior to filing the Company’s Forms 10-Q and 10-K with the Securities and Exchange Commission, respectively.  During each fiscal quarter of 2011, the procedures undertaken in connection with the Chief Executive Officer and Chief Financial Officer certifications for Forms 10-Q and 10-K were reviewed, including the Company’s disclosure controls and procedures and internal controls.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence and information required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence and discussed with the auditors any relationships that may impact their objectivity and independence. The Committee has also considered whether the provision of any non-audit services by the auditors is compatible with maintaining the auditors’ independence. The Committee is satisfied as to the auditors’ independence. The Committee also discussed with management, the Company’s Director, Internal Audit and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing.  The Committee reviewed the audit plans, audit scopes and identification of audit risks with both the independent auditor and the Director, Internal Audit.

The Committee discussed and reviewed with the independent auditors all communications required by the Public Company Accounting Oversight Board, including those described in Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance” and SEC Regulation S-X, Rule 2-07, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations and met separately with the Company’s Director, Internal Audit.

Audit Fees

During the years ended December 31, 2011 and 2010, aggregate fees (including expenses) for the annual audit of the Company’s financial statements were approximately $2,248,100 and $2,548,000, respectively. Audit fees include fees for the audit of the Company’s consolidated financial statements, fees for statutory audits of foreign entities, fees for quarterly review services and fees related to the Company’s SEC filings.

Audit-Related Fees

During the years ended December 31, 2011 and 2010, aggregate fees (including expenses) for audit-related services provided by the independent auditors were approximately $121,300 and $55,000, respectively.  Audit-related fees include fees for audits of the Company’s employee benefit plans and non-audit related accounting consultations, including due diligence.

Tax Fees

During the years ended December 31, 2011 and 2010, aggregate fees (including expenses) for tax services provided by the independent auditors were approximately $736,000 and $821,000, respectively.  Tax services include tax compliance, tax advice and tax planning.

All Other Fees

No other fees were paid to the Company’s auditors in 2011 or 2010.

All of the services described above were approved by the Audit Committee.  At its February 2012 meeting, the Committee reviewed and approved resolutions continuing the Company’s Audit Committee Pre-Approval Policy for a new twelve-month period.  This policy provides that the Committee is required to pre-approve all audit and non-audit services performed by the independent auditor and specifies certain audit, audit-related and tax services that have general pre-approval for the next twelve months, subject to specified dollar limits.  The policy also provides that any services by the independent auditor not generally pre-approved or above the specified dollar limits must be submitted for pre-approval by the Audit Committee.  Pursuant to the resolutions and the policy, the Chairman of the Audit Committee has the authority to grant pre-approval when necessary, provided that such pre-approval is reported to the Committee at its next meeting.

The Committee reviewed the audited financial statements of the Company as of and for the year ended December 31, 2011, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the review and discussions with management and the independent auditors described above, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.  As further discussed in Item 4, “Ratification of Appointment of Independent Auditors,” the Committee has appointed Ernst & Young LLP, subject to shareholder approval, to be the independent auditors for 2012 and the Board recommended that the shareholders ratify that appointment.

Date: February 2, 2012

Hank Brown, Chairman
James A.D. Croft
William V. Hickey

PRINCIPAL SHAREHOLDERS

Management

The following table sets forth certain information as of February 24, 2012, regarding the beneficial ownership of Common Stock by each of the executive officers of the Company who is named in the Summary Compensation Table below (“named executive officers”), each director and nominee of the Company, and all of the directors and executive officers of the Company as a group. Except as otherwise indicated, all shares listed are owned with sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership and Percent of Class (1)(2)(3)(4)
Hank Brown	25,456
Dr. Fergus M. Clydesdale	26,111
James A.D. Croft	23,020
John L. Hammond	72,518
William V. Hickey	33,764
Richard F. Hobbs	162,472
Kenneth P. Manning	211,000
Paul Manning	36,160
Stephen J. Rolfs	133,858
Peter M. Salmon	14,558
Dr. Elaine R. Wedral	13,558
Essie Whitelaw	13,865
All directors and executive officers as a group (18 persons)	956,254
__________
(1)
No director or named executive officer beneficially owns 1% or more of the Company’s Common Stock. The beneficial ownership of all directors and executive officers as a group represents 1.9% of the Company’s Common Stock. In each case this percentage is based upon the assumed exercise of that number of options which are included in the total number of shares shown (see Note (2), below).

(2)
Includes the following shares subject to deferred stock rights or stock options which are currently exercisable or exercisable within 60 days of February 24, 2012:  Mr. Brown — 10,000 shares;  Dr. Clydesdale — 12,000 shares; Mr. Hickey — 14,000 shares; Mr. Rolfs — 44,125 shares; Mr. Salmon — 6,000 shares; Dr. Wedral — 6,000 shares; Ms. Whitelaw — 667 shares; and all directors and executive officers as a group — 148,917 shares.

(3)	Includes 3,700 shares held by Mr. Brown’s wife, 1,500 shares held by Mr. Croft’s wife and 2,000 shares held by Mr. Kenneth Manning’s wife.

(4)
Shares owned through Sensient’s Savings Plan stock fund and Sensient’s ESOP are held on a unitized basis.  The numbers of shares held through these plans have been estimated based on the closing stock price of $37.72 on February 24, 2012.

Other Beneficial Owners

The following table sets forth information regarding beneficial ownership by those persons whom the Company believes to be beneficial owners of more than 5% of the Common Stock of the Company as of February 24, 2012 (except as indicated in the footnotes), based solely on review of filings made with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g).

Name and Address of Beneficial Owner	Amount and Nature of Ownership	Percent of Class (1)
BlackRock, Inc. (2)	5,117,483 shares	10.2%
Neuberger Berman Group LLC (3)	4,540,321 shares	9.1%
__________
(1)	All percentages are based on 50,086,948 shares of Common Stock outstanding as of February 24, 2012.

(2)
BlackRock, Inc. filed a Schedule 13G dated January 21, 2011, with respect to itself and certain subsidiaries.  BlackRock’s address is 40 East 52nd Street, New York, New York.  Its Amendment No. 2 to Schedule 13G, filed January 10, 2012, reported that as of December 30, 2011, it held sole power to vote and sole dispositive power with respect to 5,117,483 shares of Common Stock.  It stated that all of the shares are held in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer.

(3)
Neuberger Berman Group LLC filed a Schedule 13G dated February 7, 2012, with respect to itself and certain affiliates reporting that as of December 31, 2011, they collectively had shared voting power as to 4,052,062 shares and shared dispositive power as to 4,540,321 shares of Common Stock.  Berman’s address is 605 Third Avenue, New York, New York.  It stated that all of the shares are held in the ordinary course of business and not with the purpose or effect of changing or influencing the control of the issuer.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT

The duties and responsibilities of the Compensation and Development Committee of the Board of Directors (the “Compensation Committee”) are set forth in a written charter adopted by the Board, as set forth in the Company’s Bylaws and on the Company’s website at www.Sensient.com.  The Compensation Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

As part of the exercise of its duties, the Compensation Committee has reviewed and discussed the following “Compensation Discussion and Analysis” contained in this proxy statement with management.  Based upon that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report to Shareholders on Form 10-K and included in this proxy statement.

James A.D. Croft, Chairman
Dr. Fergus M. Clydesdale
Essie Whitelaw

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Recent Changes to Executive Compensation Program

The pages below discuss the material elements of Sensient’s compensation program for its executive officers.  The following points may assist you in reviewing these disclosures and in understanding the Company’s executive compensation decisions for 2009, 2010 and 2011, and its ongoing compensation program for 2012 and future years.

Sensient’s Management and Compensation Philosophy Demands and Rewards Excellence. Sensient’s management and compensation philosophy demands excellence from each of its executive officers and from the management team as a whole.  We believe in lean staffing and strong accountability as the way to optimize performance.   Sensient recognizes that some aspects of the Company’s financial performance are tied to macro-economic factors that are beyond management’s control. Sensient’s officers are still expected and required to manage risks and to optimize Sensient’s performance on the key matters that are within management’s influence or control.  Correspondingly, our compensation system is intended to provide substantial rewards when excellent performance is achieved, both based on annual goals and through long-term equity ownership.  This philosophy and commitment are the key drivers of our compensation decisions.  Sensient’s Compensation Committee reviews Sensient’s compensation practices and compensation levels and compares them to peer company data in order to assure that the Company’s pay practices are being applied in a reasonable manner.  The Compensation Committee also uses these comparisons to ensure that pay practices at the Company are competitive for purposes of attracting, motivating and retaining high caliber key management personnel.

Response to Our Recent Say-on-Pay Vote and Improvements to Sensient’s Compensation Policies.  Sensient has long combined a consistent approach to its overall compensation design and philosophy with a record of and commitment to ongoing review of our compensation policies and practices, revising them when appropriate in light of market conditions, economic and tax developments, and emerging best practices.  The 2011 shareholder advisory vote on our executive compensation policies was generally supportive, but it also indicated that there may be areas in which we could improve our compensation policies.  Partly as a result, and after communications by several of our senior officers with some of the largest shareholders who voted “against” our compensation practices in 2011 in order to better understand their specific concerns and recommendations, our Compensation and Development Committee re-examined our compensation policies and made some important improvements.  During 2011, we adopted more robust stock ownership guidelines for both executives and directors and added a “hold-to-retirement” stock ownership policy (with limited exceptions).  Additional details of these changes are included on page 35 of this proxy statement.  We also adopted a “clawback” policy for any equity awards and other incentive compensation in the event of a financial restatement for which the executive was at fault.  See page 34.  During 2010 Sensient began a policy of completing annual reviews of the incentive provisions of its non-executive compensation programs to ensure that they are appropriately aligned with Sensient’s overall strategic goals and objectives and do not encourage unreasonable or excessive risk-taking.  Our new clawback policy also encourages executives to take a broad view of risks.  Sensient also adopted a policy explicitly prohibiting our directors and officers from hedging their investments in Sensient stock.  In 2007 we stopped including tax gross-ups in our restricted stock awards and in 2010 we stopped including tax gross-ups in any new executive change of control agreements.  We also modified the agreements to remove the right for the executive to receive a benefit if he or she voluntarily leaves Sensient during the 13th month following a change of control.  Each of these changes in and ongoing review of our compensation program furthers the goal of aligning the interests of Sensient and its shareholders with the incentives of its executives and other employees in a way that aligns payment with performance.

Sensient’s Strategies and Investments Focus on Long-Term Value Creation.  Sensient is primarily focused on long-term value creation through investments in our employees and through strategic capital investments in state-of-the-art facilities and equipment designed with product safety and regulatory compliance in mind.  We are also investing substantial amounts in new product development and expanded distribution capabilities, both domestically and around the world.  These strategies and investments are intended to position us for long-term, sustainable growth and profitability even when they do not maximize our profits in the short term.  Our equity compensation program combined with our robust stock ownership guidelines and hold-to-retirement policy are designed to align our executive compensation program with this long-term focus.

Sensient’s Executive Compensation Program Includes Both Long-Term Equity and Annual Incentive Awards.  Sensient considers it important to achieve both its long-term strategic objectives and its annual performance goals, with its primary emphasis on long-term value creation.  Sensient’s compensation program for senior executive officers emphasizes long-term equity awards with robust stock ownership requirements and annual incentive compensation rather than base salaries because both stock ownership and its incentive performance targets help to align the executives’ financial interests with the long-term financial interests of the Company and its shareholders.  For example, the aggregate base salaries of Sensient’s named executive officers for 2011 represented only about 19% of their total cash and incentive compensation (including restricted stock awards) for the year; the stock awards and annual incentive awards represented 53% and 28% of that total, respectively.  Sensient believes that its annual cash incentive awards create a strong tie between pay and performance over the near term.  See pages 41 through 43 for a description of the awards made in 2011 under the Company’s annual cash incentive plan for 2012.  Sensient also believes that its long-term equity awards, particularly when combined with its robust stock ownership and hold-to-retirement stock ownership requirements, are an effective way to retain executives and to link their ultimate financial rewards to the long-term success of the Company.  As a result, the portion of an executive’s net worth invested in Sensient stock generally increases throughout the executive’s career, creating a strong alignment with the interests of Sensient’s shareholders. Based on publicly available information, it is evident that our CEO and our named executive officers as a group own a share of Sensient stock that is well above the median for our peer group, and our robust stock ownership requirements and hold to retirement policy should help assure that this will continue.

Sensient’s Executive Compensation is Tied to Strong Company Financial Performance.  Consistent with Sensient’s management and compensation philosophy to demand and reward excellence, our executive compensation has been tied to Sensient’s strong financial performance in recent years.

Consolidated revenue, operating income, net income and earnings per share all reached record levels in 2011.  Sensient’s total debt has been reduced by $14 million and $144 million, respectively, over the past one-year and three-year periods.  These excellent financial results have allowed Sensient to initiate major infrastructure investments that will strengthen the Company.  These investments include increases in sales coverage, modernization of production facilities and new capabilities in promising areas such as pharmaceutical coatings, natural colors and natural flavor extracts.  Sensient has also consistently increased its dividend and the current annual dividend of $0.84 per share reflects a 40% increase over a six-year period.

Although stock price performance is not the only factor to be considered in evaluating Company performance, strong financial results normally should translate into attractive shareholder returns compared with comparable investments. Despite the worldwide economic challenges of recent years (which are continuing), Sensient’s stock price performed well overall.  For the one-year, three-year and five-year periods ended December 31, 2011, Sensient stock generated a total compound annual return to shareholders, including dividends, of 5.6%, 19.9% and 12.0% per annum, respectively.  This was at or above the median return of companies in our peer group for the one-year and three-year periods, and at the 70th percentile of our peer group for the five-year period.  These returns are also in excess of the returns generated by the Standard & Poor’s Midcap 400 Index, of which Sensient is a component.

As should be expected in light of our compensation philosophy and objectives, Sensient’s compensation awards for these years reflect the Company’s strong financial performance during the same periods and our positioning for strong performance in the future.  For example, our CEO’s total compensation, as reported in the Summary Compensation Table, was about 31% higher in 2011 than in 2006, reflecting an average annual increase of about 5.6%.  The Compensation Committee believes those changes were an appropriate response to excellent overall performance, noting that the total return to our shareholders over that five-year period was 71%, which equates to a compound annual growth rate of 12.0%.

Sensient’s Executive Compensation is Reasonable Compared with Our Peer Group and Shareholder Returns.  Sensient’s total annual direct compensation (salary, annual incentive bonus and equity awards) for our named executive officers as a group is reasonable compared with our peer group and shareholder returns.  For the five years that ended December 31, 2010, total annual realized or realizable compensation of our named executive officers as a group ranked at the 66th percentile of compensation to those officers within our peer group (using “target” values for unearned long-term incentive performance awards of the peer companies).  For that same five-year period ended December 31, 2010, the total compound annual return to

Sensient shareholders (18.7% per annum) ranked at the 82nd percentile of returns to shareholders invested in companies comprising our peer group.  For the three-year period ended December 31, 2010, total annual realized or realizable compensation of our named executive officers as a group ranked at the 64th percentile of compensation to those officers within our peer group while the total return to Sensient’s shareholders for the same period ranked at approximately the 75th percentile.  In other words, in recent years Sensient has achieved returns for its shareholders that are well above median (compared with the peer group) and has paid above-median compensation to its top executives for doing so.

The Compensation Committee

The Compensation Committee is composed entirely of independent, non-employee directors, as determined using New York Stock Exchange listing standards both for directors generally and for compensation committee members. The Committee oversees Sensient’s executive compensation programs and monitors incentives for risk-taking from compensation programs for all employees.  See “Committees of the Board of Directors — Compensation and Development Committee” above for a description of  the Committee’s responsibilities.  This discussion and analysis is designed to assist your understanding of Sensient’s compensation objectives and philosophy, the Compensation Committee’s practices, and the elements of compensation for the named executive officers.

Compensation Objectives and Philosophy

Sensient’s compensation program is designed:

•	to demand and reward excellence from each of its executive officers and from the management team as a whole;

•
to align Sensient’s interests with the interests of executives and other employees through compensation programs that recognize individual contributions toward the achievement of corporate goals and objectives without encouraging unnecessary or unreasonable risks;

•	to further link executive and shareholder interests through equity-based compensation and long-term stock ownership arrangements;

•	to recognize and reward excellence in an executive’s performance in the furtherance of Sensient’s goals and objectives without undertaking unnecessary or excessive risk; and

•	to attract and retain high caliber executive and employee talent.

The Committee determines specific compensation levels for Sensient’s executive officers based on several factors, including:

•	achievement of specific financial targets without taking unnecessary or excessive risks;

•	each executive officer’s role and his or her experience and tenure in the position and with the Company;

•	the total salary and other compensation for the executive officer during the prior fiscal year; and

•	how the executive officer may contribute to Sensient’s future success.

The Committee intends that Sensient’s compensation programs both help the Company to attract and retain key executives and other employees and give the executive officers and other employees appropriate and meaningful incentives to achieve superior corporate and individual performance without undertaking unnecessary or excessive risks.

The Committee determines the amounts and mixture of compensation for Sensient’s executives based on the compensation design and other factors described above, including the philosophy of demanding and rewarding excellence. Sensient reviews its compensation awards compared to compensation levels for comparable positions at Sensient’s peer group of companies combined with published survey data, adjusted as described below (together, the “Comparable Company Data”), using regression analysis for the survey data because of differences in size between the comparable companies and the Company.  This review is performed to ensure that Sensient’s compensation programs are reasonably applied and also to ensure that they are competitive for purposes of attracting and retaining key executives.  Each material element of compensation is discussed further below.

Key elements of the executive compensation program tie a significant portion of executive compensation to the Company’s success in meeting specified financial goals and objectives.  The Committee also considers other compensation and amounts payable to executive officers, including retirement compensation and potential payments in a situation involving a change of control of the Company.  Retirement compensation is intended both to recognize, over the long term, services rendered to the Company as well as the practice that employers provide employees with retirement benefits. The supplemental retirement arrangements adopted by the Company also reflect a decision that limitations on covered compensation and potential benefits which would apply under the Internal Revenue Code generally ought not limit the retirement benefits that would otherwise apply to the Company’s most highly compensated employees and that our executive officers should have protections regarding increases in interest rates and individual income tax rates in order to avoid incentives for earlier retirement.

The Committee also recognizes that situations involving a potential change of control of a company can be very disruptive to all of its employees, including executive officers, because a change of control could affect the employees’ job security, authority or compensation.  To help address the inherent potential conflict of interest between executive officers’ personal interests and other interests of the Company and its shareholders, since 1988 we have provided key decision-making officers with agreements that will help mitigate their concerns about such personal matters in the case of a change in control and thereby assure that management provides guidance to the Board and shareholders that is divorced from such concerns.  Change of control agreements can also help insure that the management team stays intact before, during and after a change of control, thereby protecting the interests of not only the target company’s shareholders but also those of any acquirer.  These change of control agreements remain important to the Company and therefore we have continued them, although in 2010 we revised them to remove the right for the executive to receive specified benefits in the event that he or she chooses to leave the Company during the 13th month following a change of control.  We also changed our policy so that change of control agreements entered into during 2010 and thereafter did not and will not include excise tax gross-up payments in connection with a change of control, although we will continue to honor tax gross-up promises in contracts we entered in prior years.

Finally, as with all companies, the Company provides various other benefits to its employees, including its executive officers.  Many of these benefits, such as health insurance, are provided on the same basis to all salaried employees.  In many respects, the types and amounts of those benefits have historically been driven by reference to the Company’s past practices.  The Committee regularly reviews these and other benefits, including special benefits or “perks,” for executive officers.

Compensation Committee Practices

Each year the Committee conducts a review of the Company’s executive compensation program.  As required by Section 14A of the Securities Exchange Act, the Company obtained a formal shareholder advisory vote regarding executive compensation at the 2011 annual meeting of shareholders, and we will obtain a new advisory vote at the 2012 Annual Meeting of Shareholders and annually thereafter.  The Committee considered the results of the 2011 shareholder advisory vote regarding executive compensation in determining its ongoing compensation policies and decisions.  To better understand the concerns of its shareholders and to give them an opportunity to make more specific recommendations, the Company discussed its compensation policies with some of its larger shareholders beginning in late 2011.  The Company’s new executive compensation clawback policy, its higher executive and director stock ownership requirements, its revised policies regarding executive and director stock ownership until retirement, and additional safeguards included in the proposed non-employee director stock plan (each of which is described elsewhere in this proxy statement) were all influenced by the Company’s belief that these revisions would strengthen the alignment of the interests of our executives and directors with the interests of our shareholders and therefore should be viewed favorably by the Company’s shareholders and their advisors.

Generally, the Committee begins its consideration of annual cash and long-term incentive compensation at its Fall meeting to preliminarily discuss related considerations and to receive and begin review of the Comparable Company Data discussed above. Our focused attempts to engage with shareholders regarding compensation issues began shortly thereafter.  Final determinations of salaries, annual incentives and long-term incentive compensation awards are made at the Committee’s meeting in connection with the Board’s regular meeting in December. Generally, salary changes become effective on January 1 of the following year.  Most restricted stock awards are granted effective as of the December meeting date.  Sensient did not grant stock options to its executive officers in recent years (relying instead on awards of restricted stock).

As part of its annual review of the Company’s executive compensation program, the Committee retains a consultant who, among other things, prepares a report comparing Sensient’s executive compensation to the Comparable Company Data.  The Comparable Company Data ordinarily includes information that is from the year prior to the date of the analysis.

Establishing a stable and appropriate peer group for the Company has been challenging because Sensient has few direct competitors of similar size that are publicly traded in the United States.  The colors and flavors and fragrances industries are highly fragmented geographically and are diversified among product lines.  In light of these challenges, Sensient has determined the appropriate peer group by considering:

•	companies of comparable size (based primarily on market capitalization and revenues);

•	companies with which it competes for business (primarily in the specialty chemicals industry);

•	companies with significant international operations; and

•	companies with generally consistent, strong financial performance.

The peer group is reviewed annually and while companies are added or removed as circumstances warrant, the Compensation Committee believes it is beneficial to keep the peer group fairly stable from year to year for comparison purposes.

The Comparable Company Data included in the 2009 analysis that was considered by the Compensation Committee in making decisions for 2009 restricted stock awards, 2010 base salaries and 2010 annual incentive plan awards was based in part on published survey data of a broad group of public and private companies and in part on an analysis of the proxy statements of a peer group of 19 public companies.  Data regarding the same group of 19 public companies was considered when making Compensation Committee decisions in 2010 relating to 2010 restricted stock awards, 2011 base salaries and 2011 annual incentive plan awards, and again in 2011 when making Compensation Committee decisions relating to 2011 restricted stock awards, 2012 base salaries and 2012 annual incentive plan awards.  The peer group of 19 public companies included in these years were:

Aceto Corporation	Cambrex Corporation	International Flavors & Fragrances Inc.	PolyOne Corporation

Albemarle Corporation	Church & Dwight Co., Inc.	McCormick & Company, Incorporated	A. Schulman, Inc.

Alberto-Culver Company	Elizabeth Arden, Inc.	Minerals Technologies Inc.	Sigma-Aldrich Corporation

Arch Chemicals, Inc.	FMC Corporation	Nu Skin Enterprises, Inc.	Stepan Company

Cabot Corporation	H.B. Fuller Company	Penford Corporation

The Compensation Committee noted that Alberto-Culver Company was acquired in May 2011 by Unilever and that Arch Chemicals was acquired in October 2011 by Lonza Group Ltd., so data regarding them is not expected to be available in future years.

This public company peer group is comparable to Sensient in complexity and market challenges.  Although Sensient’s 2010 revenues and gross profits were somewhat below the median of the peer companies (ranking at the 30th and 39th percentiles, respectively), our market capitalization and operating income were somewhat above median (ranking at the 56th and 53rd percentiles, respectively) and our net income was near the median (at the 47th percentile).  Using generally the same peer companies for the past several years should minimize any shareholder concerns that Sensient’s selection of peer companies could be outcome oriented.

Using this peer group for comparison purposes, the Compensation Committee noted that Sensient’s recent realizable pay (salary, actual bonus plus realizable value of equity awards) for its five most highly compensated executive officers is well aligned with the returns received by our shareholders.  Based on publicly available data for the peer companies for 2010 and assuming the peers perform at “target” for purposes of their unearned long-term incentive performance awards, the total realizable pay of Sensient’s named executive officers over the prior three-year and five-year periods ended December 31, 2010, ranked at approximately the 64th and 66th percentiles within the peer group, respectively, while the total compound annual return to Sensient’s shareholders for those same periods ranked at approximately the 75th and 82nd percentiles. In other words, in recent years Sensient has achieved returns for its shareholders that are well above average (compared with the peer group) and has paid above-average compensation to its top executives for doing so.

The Compensation Committee has the sole authority to retain and terminate a compensation consulting firm to assist it by compiling the Comparable Company Data and has the sole authority to approve the consultant’s fees and other retention terms.  The Company has also used Towers Watson for certain other services.  The compensation to Towers Watson for other services for recent years did not exceed $120,000 annually. As part of the process to retain Towers Watson, the Committee determined that the other services provided to Sensient and its affiliates by Towers Watson did not adversely affect their independence and advice.  The Company’s Vice President, Administration customarily assists the Committee in its determinations by helping compile and organize information, arranging meetings and acting as Company support for the Committee’s work.  He also serves as the Committee’s officer contact but has no decision-making authority on the Committee.  In reviewing the performance and establishing the compensation levels of other elected officers, the Committee takes into account the recommendations of Mr. Kenneth Manning as Chief Executive Officer.

Cash and Incentive Compensation

The cash and incentive compensation for Sensient’s executive officers each year include:

•	Base salary;

•	Annual incentive plan bonuses; and

•	Equity awards.

Sensient’s Chief Executive Officer typically receives a higher salary, a higher potential bonus and larger equity awards than our other executive officers, which is typical of companies included in the Comparable Company Data.  Mr. Manning is the only officer of the Company who has an employment agreement.  This is appropriate in light of his experience, responsibilities and overall role in the Company.  We discuss the specific methods used to determine compensation for Mr. Manning in the section entitled “Compensation for Mr. Kenneth Manning.”

Base Salary

As with most companies, base salary is one of the key elements in attracting and retaining Sensient’s key officers.  When determining the amount of base salary for a particular executive, the Committee considers prior salary (and the proposed percentage change in salary), job responsibilities and changes in job responsibilities, individual experience, demonstrated leadership, performance potential, Company and individual performance, retention considerations, years of service at Sensient, years in the officer’s current position and market data regarding salary changes for similar positions.  These factors ordinarily are not weighed or ranked in any particular way.

For 2011, the Committee began with market data indicating that base salaries of executives at similar companies were generally expected to increase from 2010 levels by approximately 3%, and then determined actual base salaries for Sensient’s executives after considering management’s recommendations.  The Company continues to believe that the unique skills and qualifications of its executive officers are important to the ongoing growth and success of the Company.  The annual salary increase given to most of the named executive officers was between 4% and 5%.  In two instances larger increases were awarded because the executives had recently been promoted to new positions with increased responsibilities.

Annual Incentive Plan Bonuses

Sensient maintains annual incentive plans for its elected officers.  Annual incentive compensation is intended to provide incentives based upon achieving overall Company or group financial goals and to place a significant part of each elected officer’s total compensation at risk depending upon achievement of those goals. The annual bonuses are subject to a target level of earnings per share, with bonuses for the executive officers in the range of 50% to 85% of annual base salary (depending on the officer’s position in the Company) paid if the target level is achieved.  Performance in excess of the targeted level allows for an increased award, but awards are capped at 200% of the bonus at the targeted level.  Performance below the targeted level can result in a reduced award, or no award at all if the minimum threshold level is not achieved.  The plan may provide additional bonus opportunities based on achievement of other objective financial goals, but the aggregate incentive compensation is capped at 200% of the targeted bonus.  The particular targets and financial goals used are those which the Committee determines reflect or are important to achieve increased shareholder value over the long term without undertaking unnecessary or excessive risks.  The Committee generally sets target bonus award levels that keep Sensient’s levels at least competitive with its industry and provide meaningful incentives for superior performance.  The Committee has discretion to reduce any award by up to 20% if the Committee determines a reduction to be appropriate, such as if the Committee determines that the executive caused the Company to take unreasonable or unnecessary risks.

The Company’s objective is to set incentive goals that are quantitative and measurable and that represent meaningful improvement from the prior year while still being capable of achievement at the “target” level.  Sensient’s primary reliance is on earnings per share.  In recent years the Company also has established supplemental targets based on improvements in cash flow, return on invested capital, expense levels and gross profit as a percentage of revenue, subject to an overall maximum on the aggregate incentive compensation awarded.  For some officers the Company also used a measure of group operating profit. See page 42 for a detailed description of the current targets.  Each of these targets is an objective measure that is widely accepted by investors generally.  After the end of the year, the Company compares Sensient’s actual annual performance against the goals for each of the performance measures to determine the amount (if any) that it pays the executive officers under the annual incentive plan applicable for the year, subject to Committee discretion to reduce the awards as described above. For example, the Chief Executive Officer can earn an incentive payment equal to 85% of base salary under the annual incentive plan applicable to him if “target” performance is achieved for the earnings per share performance measure during the fiscal year.  The other named executive officers currently would earn 65% of their base salaries in the case of “target” earnings per share performance. Performance in excess of the targeted level results in a payment of up to double that amount if a specified “maximum” is achieved.  Lower performance can result in a reduced award, subject to a specified “minimum” level of earnings per share.  The supplemental targets provide other bases upon which the executives can earn awards of 15% of target bonus each (but with no partial awards if the supplemental target is not fully satisfied and no opportunity for a higher award for exceeding the supplemental target), subject to an overall maximum for each executive equal to 200% of his “target” bonus.  The Committee determined that these levels of annual incentive bonuses were appropriate based on the Comparable Company Data.  The target percentage payout may vary from year to year. The amount Sensient pays will increase or decrease in accordance with performance against its performance measures.

For awards made in 2010 to be based on performance during 2011, amounts paid under the bonus plan were based on the performance goals and specific targets described in the table below for Sensient as a consolidated whole, subject to adjustment for extraordinary items as provided in the plan.  Because the consolidated earnings per share for 2011 exceeded the goal permitting the “maximum” award for these executives, achievement of certain of the other performance goals did not affect their actual awards for 2011.

Performance Goal	2011 Target(1)	2011 Actual Results(2)	Percentage of Target Bonus Earned
Consolidated earnings per share	$2.25 per share (target); $2.08 per share minimum; $2.35 per share for maximum award	$2.41	200%

Selling, general and administrative expense as a percentage of revenue	17.7% or lower	18.1%	0%

Cash flow	$172.1 million or higher	$145.3 million	0%

Return on invested capital	9.5% or greater	9.9%	15%

Gross profit as a percentage of revenue	30.9% or greater	31.4%	15%
__________
(1)
The Consolidated Earnings per share goal for 2011 was subject to a minimum, target and maximum for purposes of determining any awards of $2.08 per share, $2.25 per share and $2.35 per share, respectively.  Each of the other performance goals established only the single amount disclosed in the table, with no opportunity for either a partial award if the target was missed by only a small amount and no possibility for a higher award for substantially exceeding the specified level.

(2)
The Annual Plans provide that in comparing actual performance against the targeted Performance Goals, the Compensation Committee may exclude from or include in the comparison any extraordinary gains, losses, charges or credits as it deems appropriate, provided the exclusion does not cause the award to fail to constitute “performance-based compensation” under Section 162(m) of the Internal Revenue Code.  The exclusion made to cash flow pursuant to this provision for 2011 was $1.2 million of payments related to the prior environmental settlement.

For 2011, none of the named executive officers except Mr. Paul Manning received incentive compensation opportunities based on the performance of specific business units of the Company rather than on the performance of the Company as a whole.  Mr. Paul Manning’s incentive compensation was based 70% on the performance of the Color Group and 30% on the performance of the Company as a whole.

In December 2011, Sensient adopted a new policy, effective January 1, 2012, for the recovery of equity-based and other incentive compensation from the offending officer or officers if Sensient is required to prepare an accounting restatement due to Sensient’s material noncompliance with any financial reporting requirements under the securities laws as a result of misconduct from a current or former executive officer.  Under the new clawback policy, the Compensation Committee has discretion to recover any bonus or other incentive-based or equity-based compensation received by the offending officer during the 12-month period following the first public issuance or filing of the noncompliant financial document and any profits realized by the offending officer from the sale of Sensient securities during that 12-month period.  Although it appears likely that a three-year clawback policy will be required under future SEC regulations and NYSE listing standards called for by the Dodd-Frank Act, those specific requirements have not yet been proposed or adopted.  The Company decided to adopt a reasonable clawback policy even before the SEC requirements become effective in order to minimize any investor concerns in this regard.

Equity Awards

In recent years, Sensient has provided equity incentive compensation to its executive officers primarily through the Company’s 1998 and 2002 Stock Option Plans and the 2007 Restricted Stock Plan (collectively, the “Plans”). Including a significant level of equity-based awards helps align the financial interests of management with those of Sensient’s shareholders and with the long-term strategic objectives of the Company since the ultimate value of equity-based awards is tied to the value of Sensient’s stock over the long term and these awards provide executives with a further equity stake in the Company.  This is especially true in light of the Company’s new, more robust stock ownership requirements and “hold-to-retirement” requirements for executives, discussed below.

In recent years, Sensient’s long-term incentive compensation for its principal executive officers was composed entirely of restricted stock awards, with no stock options. The 2007 Stock Restricted Plan currently authorizes the Committee to make restricted stock grants that may include both time vesting and performance-based elements.  In recent years, the awards to the named executive officers were based entirely on time-vesting and ordinarily will vest (i.e., become freely transferable) after five years or when the individual retires after attaining age 65 (if earlier).  However, Mr. Kenneth Manning’s awards vest immediately upon grant because he has attained age 65, and in 2010 Sensient revised the vesting for Messrs. Hobbs and Hammond to accelerate the vesting of some of their outstanding and future awards primarily because Mr. Hobbs will attain age 65 in 2012 and Mr. Hammond attained age 65 in 2011.  Beginning in 2007, Sensient switched from primarily issuing options to relying instead on restricted stock awards because accounting rule changes made options less efficient for the Company by requiring that stock options (like restricted stock awards) be expensed over the vesting period (or until age 65) whether or not the options are ever exercised by the executive.  In future years, an award may be granted using the same performance criteria as for the non-equity based cash incentive plan discussed above, using entirely different criteria, providing for time vesting without regard to any performance criteria, or in a combination of these alternatives.

Even when the restrictions have lapsed on restricted stock awards, Sensient has generally required officers and employees to hold all of their Sensient stock throughout their employment, and has permitted them to sell Sensient stock only (a) in connection with the exercise of a stock option expiring within one year, (b) pursuant to pre-approved Rule 10b5-1 plans covering diversification sales of specific shares (not future awards) by executives nearing retirement age and (c) sales of up to 50% of shares upon vesting of restricted stock to cover associated tax liabilities.  During 2011 Sensient strengthened its stock ownership policies for both elected officers and independent directors to increase their stock ownership requirements.  The changes also require directors who have met the higher standards to hold at least 75% of future awards (net of taxes and any exercise price) until separation from the Board, with limited exceptions for exercise and sale of shares from stock options expiring within one year and for sale of up to 50% of vesting restricted stock to permit payment of related taxes. All of the named executive officers and directors already meet these higher, robust stock ownership requirements, and current Rule 10b5-1 plans for Sensient’s officers primarily cover the tax costs associated with any future awards.  As a result, the portion of an executive’s net worth invested in Sensient stock generally increases throughout the executive’s career, which creates a strong alignment with the interests of our shareholders. Based on publicly available information, our CEO and our named executive officers as a group own a percentage of Sensient stock that is well above the median for our peer group, and our robust stock ownership requirements and hold-to-retirement policy (with limited exceptions) should help assure that this will continue.

The Company’s long-standing policy and the terms of its outstanding restricted stock awards generally provide that the restricted stock of an employee who turns 65 vests immediately upon termination of employment for any reason.  Turning 65 also triggers the employee’s tax liability for the restricted stock.  For certain executives that are or soon will be age 65, the Compensation Committee determined that it was appropriate to align the vesting date with the incurrence of the tax liability for the stock, particularly since retirement after age 65 would cause the stock to vest in any event.  Accordingly, in 2010 or earlier the Committee provided for vesting of future stock grants for certain executives at age 65, including Messrs. Kenneth Manning, Hobbs and Hammond.  In addition, in December 2010 the Committee accelerated the vesting of the previously expensed portions of outstanding restricted stock awards to Mr. Hobbs and Mr. Hammond based on the possibility that income tax rates would increase in future years.  The accelerated vesting of the previously expensed portions of these awards may result in lower total after-tax expense to Sensient than had they vested according to their original vesting schedule.  The payment related to a tax liability for a portion of the restricted stock that was awarded to Messrs. Hobbs and Hammond prior to 2007 is reflected in the summary compensation table for the years in which the awards vested.  For awards granted after 2006, Sensient no longer provides for payment of the recipient’s related tax liability.

As noted above, the Company has long had a written policy encouraging ownership of Company stock by executive officers and discouraging stock sales without the prior consent of the Chief Executive Officer.  Until 2011 the written policy indicated that the Chief Executive Officer should own stock (excluding unexercised stock options but including restricted stock) with a value of at least four times his annual base salary and that other executive officers should own stock with a value of at least two or three times their annual base salaries. In 2011 the policy was amended to increase the stock ownership requirement for the Chief Executive officer to six times his annual base salary and to increase the requirement for Senior Vice Presidents (currently Messrs Hobbs and Hammond) to four times their annual base salaries.  The policy also prohibits hedging transactions using Company stock, the use of Company stock as collateral in a margin account and loans of Company stock for purposes of short selling.  The 2011 amendments also formalize Sensient’s “hold-to-retirement” policy for any additional net shares awarded by the Company in the future until the executive retires or is no longer employed by the Company, with the exceptions noted above for exercise and sales of shares from an option expiring within one year, for executives aged 60 or over who sell pursuant to a Board-approved Rule 10b5-1 plan and for sales of up to 50% of shares upon the vesting of restricted stock to permit payment of related federal and state income taxes.  The Company also amended its written policy for independent directors by increasing the stock ownership requirement and adding a “hold to retirement from the Board” requirement for at least 75% of any additional net shares awarded to them, with exceptions for the sale of shares from the exercise of options expiring within one year or the sale of up to 50% of restricted shares upon vesting (to permit payment of related taxes).  The minimum ownership component now requires that directors should own at least 1,000 shares of Sensient common stock (excluding unexercised stock options but including restricted stock) within a year following a director’s initial election to the Board and shares with a value of at least five times the annual retainer for directors after five years of service on the Board.  This policy also prohibits hedging transactions using Company stock, the use of Company stock as collateral in a margin account and loans of Company stock for purposes of short selling.  All of the Company’s directors and named executive officers comply with these new, higher stock ownership requirements and its policies against hedging, short selling and use of Company stock as collateral.

Other Benefits

Sensient’s executive officers receive various other benefits in the same manner as other salaried employees.  For example, the Company provides executive officers and salaried employees with health insurance, vacation and sick pay.  For key executives Sensient has also provided other benefits, including automobiles, club memberships, financial planning, certain tax gross-up payments, and sometimes relocation assistance or other benefits.

Compensation for Mr. Kenneth Manning

Mr. Kenneth Manning has an employment agreement with the Company.  The agreement specifies that Mr. Manning will serve as Chairman of the Board and as President and Chief Executive Officer through December 31, 2013, and expresses the Board’s desire (to which Mr. Manning consented) that he will continue to serve as non-employee Chairman of the Board through December 31, 2015, to assist both the Board and management during the transition to new leadership.  The agreement provides for the payment of base salary (subject to annual adjustment by mutual agreement), plus bonus eligibility (with no guarantee that any bonus will be earned and paid), participation in incentive, savings and retirement plans, and customary benefits. The agreement can be terminated by the Board of Directors with or without cause.  If Mr. Manning is terminated by the Board without cause or Mr. Manning resigns for good reason, termination benefits are payable to Mr. Manning in an amount equal to three times the sum of his base salary then in effect plus the higher of his most recent annual bonus and his target bonus for the fiscal year in which such termination occurred. (See “Potential Payments Upon Termination or Change of Control” below for a description of “cause” and “good reason” as used in the agreement.)  Mr. Manning would also continue to receive benefits under the Company’s health and other benefit plans for three years as well as three additional years of service and age credit for purposes of the Supplemental Executive Retirement Plan (the “SERP”).  The agreement contains a one-year non-competition covenant.  In the event of a change of control of the Company, Mr. Manning’s employment contract would be superseded by a change of control employment and severance agreement as described below, except that he would be entitled to retain retirement and disability benefits under his employment contract.

For 2009, 2010 and 2011, Sensient’s principal corporate goals and objectives relevant to Mr. Manning’s compensation  were to achieve excellent overall financial performance and increased shareholder value by executing Sensient’s strategic plans, including strengthening Sensient’s management organization.  Those goals continue for 2012.

For 2009, 2010 and 2011, the Committee set Mr. Manning’s base salary at $913,500, $957,300 and $995,600 per annum, respectively. Each amount was selected based on the evaluations described above and on Sensient’s overall financial performance and Mr. Manning’s leadership role.  In addition, for fiscal 2009, 2010 and 2011, his potential annual bonus payment was 85% of base salary at “target” performance, which was somewhat below potential bonuses of other companies based on the Comparable Company Data.  For 2009, 2010 and 2011, the bonuses for all of the executive officers (including Mr. Manning) were based primarily on earnings per share, but also included targets based on improvements in cash flow, return on invested capital, expense levels and net working capital (subject to an overall maximum on the aggregate incentive compensation awarded).  See pages 33 and 42 for a description of the specific targets for 2011 and 2012, respectively.

Sensient granted Mr. Manning a stock award for 85,000 shares in 2009, 88,000 shares in 2010 and 90,000 shares in 2011.  The award for each year was based on Mr. Manning’s performance during the year in accordance with the evaluation described above.  The criteria for equity compensation awards are discussed in the subsection above entitled “Equity Awards.”

Mr. Manning also participates in the Company benefit plans available to other executive officers, including the SERP, the supplemental benefit plan and the deferred compensation plan.  Mr. Manning’s participation in these retirement plans is on the same basis as other executive officers of the Company.

Retirement Benefits

See the description of Sensient’s supplemental retirement plan included in the compensation tables portion of this proxy statement.

Change of Control Agreements

The Company maintains change of control agreements with all of its elected executive officers, including the named executive officers.  These agreements are customary in Sensient’s industry and help to attract and retain key executives in the event of a change of control.  These agreements are not employment agreements and have no effect unless there is a change in control. Under these agreements, in the event that there is an acquisition or other change of control of the Company, the Company will continue to employ the executive for a period of three years. During this period, the executive will receive as compensation a base salary, subject to annual adjustment, bonus awards in accordance with past practice and all other customary benefits in effect as of the date of the change of control.  Each agreement can be terminated upon 30 days’ notice by the Company in the event of the executive’s disability. The agreements can also be terminated by the Company for “cause” and by the executive for “good reason.”  (See “Potential Payments Upon Termination or Change of Control” below for a description of “cause” and “good reason” as used in the agreement.)  Until 2010, the agreements provided that a termination by the executive for any reason during the 30-day period immediately following the first anniversary of the change of control was deemed to be a termination for good reason, but they were amended in 2010 to delete that provision.  If terminated by the Company other than for cause or disability, or by the executive for good reason, the Company will pay the executive an amount equal to the sum of (i) accrued unpaid deferred compensation and vacation pay and (ii) three times the sum of the executive’s base salary plus the greater of the highest annual bonus (x) for the last five years or (y) since reaching age 50.  The executive will also be entitled to coverage under existing benefit plans and benefits for three years and a payment equal to the vested amounts plus a payment equal to three additional years of employer contributions under Sensient’s retirement and deferred compensation plans, which generally provide for full vesting if a change of control occurs.  The circumstances under which employment may cease generally are a termination of the employee without cause within three years after an acquisition or an employee choosing to leave for a specified good reason within that period.  In addition, change of control agreements entered before 2010 provide for a “gross-up” to cover excise taxes related to the benefits, although agreements entered in 2010 and 2011 do not and agreements entered in future years will not include the tax gross-up.  See “Tax Aspects of Executive Compensation” below.  The Compensation Committee believes that these change of control benefits, as revised, are important for attracting and retaining executive talent and help to ensure that executive officers can remain focused during periods of uncertainty, and that protecting the executives in this way serves Sensient’s long-term best interests.  Sensient has established a so-called “Rabbi Trust” for the payments of the Company’s obligations in the event of a change of control.  As noted above, the Company also has an employment agreement with Mr. Kenneth Manning that includes significant obligations upon early termination without “cause” as defined therein.  See “Potential Payments Upon Termination or Change of Control” for further information about these agreements.

Tax Aspects of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers that is not “performance based” to $1 million annually per executive officer.  Sensient’s stock plans have been designed so that outstanding stock option awards granted to the covered individuals meet Section 162(m) requirements for performance-based compensation.  However, the Company has previously noted that there may be instances in which the Company determines that it cannot structure compensation to comply with these requirements and that, in those instances, the Compensation Committee may elect to structure elements of compensation to accomplish business objectives that are in the best interests of the Company and its shareholders, even though doing so may reduce the amount of Sensient’s tax deduction for the compensation.  In addition, as an executive approaches age 65, the compensation expense amortization of his restricted stock awards accelerates, potentially triggering the Section 162(m) limitation.  Mr. Kenneth Manning’s compensation in 2009, 2010 and 2011 exceeded the Section 162(m) limitation, and Mr. Hammond’s compensation in 2010 and 2011 did also, primarily as a result of their restricted stock awards.

Other provisions of the Internal Revenue Code also can affect the decisions that Sensient makes.  Under Section 280G of the Internal Revenue Code, a 20% excise tax is imposed upon executive officers who receive “excess” payments upon a change in control of a public corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation.  The excise tax applies to all payments over annual compensation, determined by a five-year average.  A company also loses its tax deduction for “excess” payments.  Sensient’s change of control employment and severance agreements entered prior to 2010 provide that all benefits under them will be “grossed up” so that the Company also reimburses the executive officer for these tax consequences.  Agreements entered during 2010 and thereafter do not provide for tax gross-ups.  See “Compensation Objectives and Philosophy,” above.

In addition, the Internal Revenue Code was recently amended to impose a surtax under Section 409A of the Internal Revenue Code under certain circumstances when deferred compensation is paid to current or former executive officers of publicly-held corporations.

Executive Compensation Tables (2009, 2010 and 2011)

Summary

The tables below summarize compensation to the Company’s Chief Executive Officer, Chief Financial Officer and next three most highly compensated executive officers who were serving in those positions at the end of 2011.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
Kenneth P. Manning	2011	$995,600	$-	$3,225,600	$-	$1,692,520	$2,312,000	$258,006	$8,483,726
Chairman, President and Chief Executive Officer	2010	957,300	-	3,130,160	-	1,627,410	2,470,000	216,170	8,401,040
	2009	913,500	-	2,156,450	-	1,164,713	-	225,623	4,460,286

Richard F. Hobbs	2011	502,100	-	1,433,600	-	652,730	822,000	211,861	3,622,291
Senior Vice President and Chief Financial Officer	2010	478,200	-	1,316,090	-	621,660	1,011,000	928,247	4,355,197
	2009	458,000	-	887,950	-	446,550	18,000	401,795	2,212,295

John L. Hammond	2011	358,400	-	1,075,200	-	465,920	1,622,000	87,803	3,609,323
Senior Vice President, General Counsel & Secretary	2010	341,300	-	889,250	-	443,690	514,000	753,410	2,941,650
	2009	325,000	-	583,510	-	316,875	47,000	264,445	1,536,830

Stephen J. Rolfs	2011	335,400	-	609,280	-	436,020	762,000	258,268	2,400,968
Vice President, Administration	2010	274,900	-	497,980	-	311,430	211,000	213,544	1,508,854

Paul Manning	2011	312,000	-	645,120	-	405,600	-	45,581	1,408,301
President, Color Group
__________
(1)
The amounts in the table reflect the grant date fair value of stock awards to the named executive officer.  Accounting Standards Codification (“ASC”) 718 requires recognition of compensation expense over the vesting period (or until retirement age) for stock awards granted to employees based on the estimated fair market value of the equity awards at the time of grant.  The ultimate values of the options and stock awards to the executives generally will depend on the future market price of Sensient’s common stock, which cannot be forecasted with reasonable accuracy.

(2)
Amounts shown represent the amounts earned under the Company’s annual management incentive plans for the years indicated.  The targets for each year were set in December of the preceding year. The amounts paid to these officers under the management incentive plans for 2009, 2010 and 2011 were based primarily upon achievement of a targeted level of earnings per share, and also supplementally included specified improvements in cash flow, return on invested capital, selling, general and administrative expenses, and gross profit as a percentage of revenue, subject to a limit on aggregate incentive compensation for each executive.  See “Cash and Incentive Compensation — Annual Incentive Plan Bonuses” above and “Grants of Plan-Based Awards” below for more information about bonuses for 2011.

(3)
Represents the increase in the actuarial present value of pension benefits during the specified fiscal year and the above market earnings on nonqualified deferred compensation.  The majority of the 2011 increase is the result of the decrease in long-term interest rates during 2011 and may be reversed if long-term interest rates increase before the executive retires.  Such reversal might not be reflected in the table because SEC rules do not permit inclusion of a negative number.  For example, using the long-term interest rates as of the date of this proxy statement, the change in pension value for Mr. Kenneth Manning is lower by $142,000 (applying that amount would decrease his total compensation to $8.341,726).  See the “Pension Benefits” and “Nonqualified Deferred Compensation” tables below for further discussion regarding Sensient’s pension and deferred compensation plans.

(4)
Includes Company contributions under certain benefit plans and other arrangements for the five named executive officers. These contributions are set forth in the following table. The Company’s ESOP and Savings Plan are tax-qualified plans subject to government imposed annual limitations on contributions. The Company’s Supplemental Benefits Plan, which is a non-tax-qualified plan, replaces benefits which cannot be provided by the tax-qualified ESOP and Savings Plan because of these annual limitations. The amounts shown in the table below as contributed to the ESOP and Savings Plan which exceed the applicable annual limits were contributed to the Supplemental Benefits Plan. At the time the ESOP was adopted to replace the Company’s former defined benefit pension plan, the Transition Retirement Plan, also a tax-qualified plan, was adopted to assure that affected employees would receive approximately the same level of benefits through normal retirement age that they would have received under the former defined benefit pension plan. The named executive officers do not participate in the Transition Retirement Plan but a benefit equivalent to what they would have received under it is contributed to the Supplemental Benefits Plan.  The amounts related to retirement plan benefits listed under the column entitled “All Other Compensation” in the “Summary Compensation Table” above are listed in the table below:

Retirement Plan Benefits

Name	Year	ESOP	Savings Plan	Transition Plan Benefit Equivalent	Total
K. P. Manning	2011	$26,230	$104,920	$-	$131,150
	2010	21,220	84,881	-	106,101
	2009	24,070	96,278	-	120,348

R. F. Hobbs	2011	11,238	44,950	-	56,188
	2010	9,248	36,990	-	46,238
	2009	10,144	40,576	1,579	52,299

J. L. Hammond	2011	8,021	32,084	-	40,105
	2010	6,582	26,327	-	32,909
	2009	7,157	28,626	-	35,783

S. J. Rolfs	2011	6,468	25,873	-	32,341
	2010	4,735	18,940	-	23,675

P. Manning	2011	5,887	23,548	-	29,435
__________
5)
Includes non-retirement plan benefits.  The non-retirement plan benefits include financial planning, personal use of Company automobiles and an executive physical.  The named executive officers received tax gross-up payments for 2009 in connection with the vesting of restricted shares of Messrs. Kenneth Manning, Hobbs and Hammond in the amounts of $0, $307,380 and $204,920, respectively, and tax gross-ups related to various other benefits, including the use of leased automobiles and financial planning services, in the amounts of $44,237, $18,521, and $9,920, respectively. The named executive officers received tax gross-up payments for 2010 in connection with the vesting of restricted shares of Messrs. Kenneth Manning, Hobbs, Hammond and Rolfs in the amounts of $0, $835,633, $694,539 and $166,724, respectively, and tax gross-ups related to various other benefits, including the use of leased automobiles, relocation expenses and financial planning services, in the amounts of $46,787, $20,081, $11,189 and $10,429, respectively. The named executive officers received tax gross-up payments for 2011 in connection with the vesting of restricted shares of Messrs. Kenneth Manning, Hobbs, Hammond, Rolfs and Paul Manning in the amounts of $0, $113,298, $24,564, $198,973 and $0, respectively, and tax gross-ups related to various other benefits, including the use of leased automobiles, relocation expenses and financial planning services, in the amounts of $54,133, $19,068, $10,462, $10,855 and $6,863, respectively.  The tax gross-up payments made in connection with restricted stock awards that were granted during or before 2006 are reported in this proxy statement at the time that the tax becomes payable and the underlying tax payments are made.  They do not correspond to the amount of current year expense recorded by the Company for stock awards.  The Compensation Committee did not include tax gross-ups with awards made for 2009, 2010 and 2011 and does not intend to include tax gross-ups with respect to future awards. The amounts listed under the column entitled “All Other Compensation” in the “Summary Compensation Table” related to non-retirement plan benefits are listed in the table below:

Non-Retirement Plan Benefits

Name	Year	Financial Planning ($)	Automobile ($)	Executive Physical ($)	Club Memberships ($)	Tax Gross-Up Payments ($)	Total ($)
K. P. Manning	2011	$37,250	$28,011	$732	$6,730	$54,133	$126,856
	2010	28,500	27,020	119	7,643	46,787	110,069
	2009	28,000	24,425	1,190	7,423	44,237	105,275

R. F. Hobbs	2011	3,650	19,307	-	350	132,366	155,673
	2010	5,385	18,651	409	350	855,714	882,009
	2009	4,375	17,792	1,078	350	325,901	349,496

J. L. Hammond	2011	1,675	10,855	142	-	35,026	47,698
	2010	2,535	10,817	1,421	-	705,728	720,501
	2009	1,695	10,113	2,014	-	214,840	228,662

S. J. Rolfs	2011	-	13,329	2,770	-	209,828	225,927
	2010	-	12,716	-	-	177,153	189,869

P. Manning	2011	-	9,283	-	-	6,863	16,146

Grants of Plan-Based Awards

Sensient provides incentive compensation to employees through its annual management incentive plans and its stock plans.  The management incentive plans for elected officers (“Annual Plans”) provide annual cash payments to executives based upon achieving overall Company performance goals. The stock plans authorize the Compensation Committee to grant restricted stock to key employees.  The Company has not granted stock options in recent years.  The Committee makes annual decisions, typically in December of each year, regarding appropriate restricted stock grants for each executive primarily based upon the Company’s financial performance and the executives’ levels of responsibilities.

The Annual Plans promote the Company’s executive compensation program by providing annual cash payments to executives based upon achieving overall Company, group or divisional financial goals. Awards under the Annual Plans are subject to a target, currently 50% to 85% of annual base salary depending on a participant’s position in the Company.  The specific bonus opportunities described below were authorized by the Compensation Committee and are conditioned upon the achievement of specified performance goals in the year following the award.  The primary goals are based upon the achievement of a specified level of earnings per share, and in certain cases group or division operating profit, for the year, with 100% of the targeted award being paid upon achieving the specified goal or goals. Performance in excess of the specified goal or goals allows for a payment of up to 200% of the targeted award, subject to the limits in the Annual Plans. Performance below the specified goal or goals can result in a reduced award, or no award at all if the minimum threshold level is not achieved.  Target bonus award levels are generally between the 50th and the 75th percentile of comparable companies’ practices for most executive positions.  For performance exceeding the targeted goal or goals, the bonus opportunities are up to 200% of the target bonus, which generally brings aggregate cash and incentive compensation somewhat above the 75th percentile for performance significantly exceeding the targeted levels.  See “Cash and Incentive Compensation — Annual Incentive Plan Bonuses” above.  There is no “minimum” or “guaranteed” payment, as the actual amounts earned (if any) depend upon actual performance.  In addition to the awards discussed above, the plans also provide the potential for additional awards, each equal to 15% of the target bonus award level (with no lower “minimum” or higher “maximum” level for these awards), if specific improvements are achieved in other financial targets, provided that the aggregate award cannot exceed the “maximum” of 200% of the targeted award that is based on earnings per share or operating profit.  The Compensation Committee has discretion to reduce any award by up to 20% if the Committee determines a reduction to be appropriate, such as if the Committee determines that the executive caused the Company to take unreasonable or unnecessary risks.

See “Cash and Incentive Compensation —  Annual Incentive Plan Bonuses” above for a discussion of the targets and awards that applied to Sensient’s named executive officers during 2011.  For 2012, the amounts paid to the named executive officers will be based primarily on achievement of targeted earnings of $2.48 per share, with the potential for additional awards, each equal to 15% of the target bonus award level, if specified improvements are achieved in the levels of (a) cash flow ($152.6 million or higher, a 5% improvement from 2011), (b) return on invested capital (10.2% or greater, a 30 basis point increase over 2011), (c) revenue (adjusted for this purposes to reflect budgeted foreign currency exchange rates) ($1.525 billion or higher, a 6.6% improvement from 2011) and (d) gross profit as a percentage of revenue (31.6% or greater, a 20 basis point improvement from 2011).  These targets and improvements are subject to adjustment for extraordinary items as provided in the plan.  None of the incentive amounts to be paid to the current named executive officers for 2012 will be based on group or divisional financial goals except that Mr. Paul Manning’s awards will be based 70% on the results of the Color Group and 30% on the results for the Company as a whole.

Granting of equity awards typically reward service and performance over a longer period of time than Sensient’s other methods of compensation and focus on the Company’s long-term strategic goals.  The restricted stock awards were granted at the December 8, 2011, meeting of the Compensation Committee.  The Committee makes annual decisions regarding appropriate stock-based grants for each executive based on the following factors, which ordinarily are not weighed or ranked in any particular way. The Committee considers the Company’s financial performance, the executives’ levels of responsibilities and the executives’ recent management contributions.  In determining the level of equity awards, the Compensation Committee also considers the predicted award values for similar positions at other companies included in the Comparable Company Data.  This comparison is performed to confirm that Sensient’s pay practices are being reasonably applied and are competitive for purposes of attracting and retaining key executives.  See “Cash and Incentive Compensation — Equity Awards” above.  The awards granted in 2011 provide for time vesting.  In October 2006, the Compensation Committee modified all outstanding stock awards held by Mr. Kenneth Manning to provide that they fully vested (i.e., the transfer and forfeiture restrictions lapsed) when he attained age 65 (which occurred on January 18, 2007), provided he was employed by the Company on that date, and that future stock awards granted to him would vest when issued.  In December 2010, the Compensation Committee modified outstanding awards previously granted to Messrs. Hobbs and Hammond to provide that the portions expensed through that date vested immediately and to provide that future awards would vest when the recipient attained age 65 (in 2012 and 2011, respectively).

Incentive Plan Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(2)	Options (#)	Awards ($/Sh)	Option Awards
K. P. Manning	12/8/11	$264,027	$880,090	$1,760,180	-	-	-	90,000	-	-	$3,225,600
R. F. Hobbs	12/8/11	101,829	339,430	678,860	-	-	-	40,000	-	-	1,433,600
J. L. Hammond	12/8/11	72,677	242,255	484,510	-	-	-	30,000	-	-	1,075,200
S. J. Rolfs	12/8/11	68,679	228,930	457,860	-	-	-	17,000	-	-	609,280
P. Manning	12/8/11	66,924	223,080	446,160	-	-	-	18,000	-	-	645,120
__________
(1)
These are awards authorized by the Compensation Committee on December 8, 2011, under the annual management incentive plans which provide for incentive payments conditioned upon the Company’s performance in 2012.  The annual plans provide annual cash payments to executives based upon achieving overall Company earnings per share goals as described above. In addition to the awards reflected in the table above, the plans also provide the potential for additional awards, each equal to 15% of the target bonus award level (with no lower “threshold” or higher “maximum” level), if specific improvements are achieved in the levels of (a) cash flow, (b) return on invested capital, (c) revenue and (d) gross profit percentage, provided that the aggregate award cannot exceed the “maximum” shown in the table.

(2)
The restricted stock awards were granted at the December 8, 2011, meeting of the Compensation Committee. The restricted shares awarded to the named executive officers were granted pursuant to the Company’s 2007 Restricted Stock Plan.  Except as described elsewhere in this proxy statement, restricted stock vests (i.e., becomes freely transferable) in five years, or earlier upon retirement of the executive at or after age 65.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
(2011)

		Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (3)	Option Expiration Date (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
K. P. Manning						-	$-

R. F. Hobbs	12/6/07					12,525	$474,698
	12/4/08					15,711	595,447
	12/3/09					22,510	853,129
	12/9/10					37,000	1,402,300
	12/8/11					40,000	1,516,000
							$4,841,573

J. L. Hammond						-	$-

S. J. Rolfs	12/9/02	15,000	-	$23.19	12/9/12
	12/8/03	8,000	-	19.40	12/8/13
	12/6/04	10,000	-	23.00	12/6/14
	12/1/05	9,000	-	18.57	12/1/15
	12/7/06	2,125	-	24.15	12/7/16
	12/6/07					7,000	$265,300
	12/4/08					8,000	303,200
	12/3/09					10,000	379,000
	12/9/10					14,000	530,600
	12/8/11					17,000	644,300
							$2,122,400

P. Manning	2/4/10					1,500	$56,850
	12/9/10					15,000	568,500
	12/8/11					18,000	682,200
							$1,307,550
__________
(1)
All outstanding options have an exercise price equal to the market price on the date of grant and vest in increments of one-third of the total grant on each of the first, second and third anniversaries of the date of grant or earlier in the event of the death, disability or retirement of the executive.

(2)
Except as described elsewhere in this proxy statement, restricted stock vests (i.e., becomes freely transferable) after completion of five years of service with the Company following the grant date, or earlier in the event of an executive’s retirement at age 65 or greater.  The value indicated in the table of the restricted stock awards owned at the end of the Company’s last fiscal year is based on the $37.90 per share closing price of a share of Sensient common stock on December 30, 2011.

(3)	The exercise price of options generally may be paid in cash or its equivalent, by delivering previously issued shares of Common Stock, or any combination thereof.

(4)	Although the options expire on the dates indicated, by agreement any unexercised options will terminate three years after retirement (if earlier than the stated expiration date).

OPTION EXERCISES AND STOCK VESTED
(2011)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
K. P. Manning	-	$-	90,000	$3,225,600
R. F. Hobbs	28,500	311,028	3,872	143,032
J. L. Hammond	-	-	63,369	2,211,081
S. J. Rolfs	15,000	284,639	6,800	251,192
P. Manning	-	-	-	-
__________
(1)
The number of shares acquired on exercise relates to the exercise of stock options by the named executive officers.  The value received upon exercise is based upon the difference between the value of Sensient common stock on the exercise date and the exercise price for the stock options.

(2)
Except as described elsewhere in this proxy statement, restricted stock vests (i.e., becomes freely transferable) after completion of five years of service with the Company, or earlier in the event of an executive’s retirement at age 65 or greater.    The restricted stock is valued at the closing price of Sensient’s common stock on the vesting date.

Defined Benefit Plans

Sensient Technologies Pension Benefits

Sensient does not provide any defined benefit pension plans for the named executive officers other than the Supplemental Executive Retirement Plan described below.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (“SERP”) provides a non-qualified supplemental executive retirement benefit for selected officers and key employees. Following the enactment of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the SERP was amended to comply with the Section 409A requirements and to permit the SERP to make payments to satisfy FICA and other tax obligations prior to retirement.  Generally, participants contribute to the SERP, in each year until death or retirement, an amount equivalent to a term insurance premium applicable to a life insurance benefit of two times the participant’s base salary in effect on the date of acceptance into the plan, unless all amounts were previously paid under a predecessor plan. A pre-retirement survivor income benefit equal to between 30% and 45% of the sum of base salary and 50% (100% for certain officers) of the highest annual bonus paid since reaching a specified age for the participating named executive officers, payable for 20 years, is available to designated beneficiaries if the participant dies prior to retirement. At the time of retirement, the participating named executive officer may continue the survivor income benefit or receive a supplemental retirement income benefit equal to between 30% and 45% of the sum of base salary and 50% (100% for certain officers) of the highest annual bonus since reaching a specified age for the participating named executive officers, for 20 years, or an actuarially equivalent joint and survivor benefit. A participant may receive his retirement income benefit as a lump sum distribution by making an advance election. In the event of a change of control, lump sum distributions are required. The benefit obligations under the SERP are funded under Rabbi Trust B described below. All of the named executive officers now participate in the SERP.  Mr. Paul Manning began participating in SERP on January 1, 2012. Under their respective agreements under the SERP, each of the participating named executive officers is entitled to 20 years of benefits, and the applicable percentages of pre-retirement survivor income benefits and supplemental retirement income benefits for the participating named executive officers are 45% for Mr. Kenneth Manning, 35% for Messrs. Hobbs, Hammond and Paul Manning and 30% for Mr. Rolfs. The named executive officers also participate in the supplemental benefit plans described under “Nonqualified Deferred Compensation” below.  The supplemental benefit plans are non-qualified excess benefit and supplemental retirement plans as described in Sections 3(36) and 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

PENSION BENEFITS
(Year-end 2011)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($) (2)
K. P. Manning	SERP	24	$17,810,000	$69,458
R. F. Hobbs	SERP	38	5,951,000	25,005
J. L. Hammond	SERP	14	4,248,000	42,298
S. J. Rolfs	SERP	14	1,328,000	-
P. Manning(3)	SERP
__________
(1)
All benefits for Messrs. Kenneth Manning, Hobbs and Hammond had vested at year end; benefits for Mr. Rolfs had not yet vested.  Note that the present value of accumulated benefits can fall if long-term interest rates increase before an executive retires.

(2)	The payments for Messrs. Kenneth Manning, Hobbs and Hammond related to social security taxes that they were required to pay based on their vested accrued benefits.

(3)	Mr. Paul Manning began participating in the SERP on January 1, 2012. He is entitled to receive 35% of final pay, including his highest incentive plan payment in the last five years.

Nonqualified Deferred Compensation

Eligible executives of the Company are entitled to defer up to 25% of their annual salary under the executive income deferral plan.  Amounts deferred earn interest at the average interest rate on AAA rated corporate bonds and are payable upon retirement or over a 15 year period, unless the executive elects to receive an actuarially equivalent joint and survivor benefit, reduced by up to 20% depending upon the executive’s age at retirement.  The Company also has a supplemental benefit plan which includes the supplemental ESOP benefit plan and the supplemental savings plan (which includes the transition benefit plan); to replace benefits which cannot be allocated to the executives in the tax-qualified ESOP and savings plan because of government imposed annual limitations.  The supplemental benefit plan also includes Company contributions for named executives that are equivalent to what they would have received if they participated in the Company’s transition retirement plan.  Each of these plans are nonqualified excess benefit and supplemental retirement plans as described in Sections 3(36) and 201(2) of the ERISA.  Information for each of the named executive officers is set forth below relating to nonqualified deferred compensation.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings(Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
K. P. Manning	$-	$93,851	$29,049	$-	$1,165,800	(1)
R. F. Hobbs	-	33,988	5,537	-	232,847
J. L. Hammond	-	20,659	(3,738)	-	100,662
S. J. Rolfs	-	11,425	913	-	66,542
P. Manning	-	624	43	-	667
__________
(1)	Of this amount, $474,130 is attributable to Mr. Kenneth Manning’s own contributions and earnings.

The Company has established three so-called “Rabbi Trusts” by entering into trust agreements with a trustee to assure the satisfaction of the obligations of the Company under various plans and agreements to make deferred and other payments to certain of its past, present and future executives and directors, including the named executive officers. Rabbi Trust A requires the Company to deposit assets into (“fund”) the Trust in the event of a “Potential Change of Control” (as defined therein) in an amount sufficient to satisfy the Company’s expenses and obligations to Mr. Kenneth Manning, the other named executive officers, and other executive officers under the Change of Control Employment and Severance Agreements with those individuals (except to the extent that those obligations consist of benefits covered by Rabbi Trust B). Rabbi Trust A is currently not funded except with a nominal amount of assets, and is currently revocable but will become irrevocable once it is funded. The Board may elect to fund Rabbi Trust A in whole or in part prior to the occurrence of a Potential Change of Control. Rabbi Trust B was created to fund the Company’s expenses and obligations under various employee benefit plans, including four plans in which the named executive officers may participate: the SERP, the supplemental benefits plan, and the executive and management income deferral plans. The Company makes annual contributions to Rabbi Trust B, which held approximately $29 million of assets as of December 31, 2011. Rabbi Trust B is irrevocable. Rabbi Trust C was created to assure that payments to non-employee directors under the director retirement and deferred compensation plans described under “Director Compensation and Benefits” will not be improperly withheld. Rabbi Trust C is currently funded with a nominal amount, and is also funded from time to time as payouts are made under these plans, although the Company may elect to fund it at any time. Rabbi Trust C is irrevocable. Each of the Rabbi Trusts will terminate upon the earlier of the exhaustion of the trust corpus or the final payment to the directors or executives pursuant to the respective plans and agreements covered thereby, and any remaining assets will be paid to the Company.

Potential Payments Upon Termination or Change of Control

Employment Agreement.   As noted above, the Company has an employment contract with Mr. Kenneth Manning that provides for a term ending on December 31, 2013, which also expresses the Board’s desire (to which Mr. Manning consented) that he will continue to serve thereafter as non-employee Chairman of the Board through December 31, 2015, to assist both the Board and management during the transition to new leadership.  The Company does not have employment contracts with its other executive officers (it does have contracts effective upon a change of control, as described below).  The agreement with Mr. Kenneth Manning can be terminated by the Board of Directors with or without cause, and if Mr. Manning is terminated by the Board without cause or Mr. Manning resigns for good reason, certain termination benefits are payable to Mr. Manning in an amount equal to three times the sum of his base salary then in effect plus the higher of his most recent annual bonus and his target bonus for the fiscal year in which such termination occurred. Mr. Manning would also continue to receive benefits under the Company’s health and other benefit plans for three years as well as three additional years of service and age credit for purposes of the SERP. The agreement contains a one-year non-competition covenant.  For purposes of the agreement, “cause” means conviction of an act of fraud, theft or embezzlement or of other acts of dishonesty, gross misconduct, willful disclosure of trade secrets, gross dereliction of duty or other grave misconduct which is substantially injurious to Sensient, and “good reason” for Mr. Manning to resign would exist if Sensient reduced his base salary, assigned him inconsistent duties, reduced his powers or functions, transferred him outside of Milwaukee or otherwise materially breached the agreement.

The following table describes the potential payments to Mr. Kenneth Manning upon a hypothetical termination without cause on December 31, 2011.  The actual amounts that may be paid upon such a termination can only be determined if it actually occurs.

Illustration of Employment Agreement Termination

Termination Benefits (3 x base salary & bonus)	Health and Other Benefit Plans (3 x annual benefits)	SERP (3 years’ service & age credit)	Total
$7,869,030	$393,114	$847,391	$9,109,535

Change of Control Agreements. In the event of a change of control of the Company, Mr. Kenneth Manning’s employment contract would be superseded by a Change of Control Employment and Severance Agreement as described below, except that he would be entitled to retain certain retirement and disability benefits under his employment contract.  For this purpose, a “change of control” ordinarily occurs if a person acquired 30% or more of Sensient’s common stock, a majority of Sensient’s Board consists of persons other than those nominated by the Board, or Sensient is a party to a merger, consolidation or sale of assets, or acquires the assets of another entity and Sensient’s owners have less than 50% of the common stock and voting power of the resulting entity.

The Company also has change of control agreements with each of its executive officers elected by the Board (including the named executive officers).  These are not employment agreements and have no effect unless there is a change of control.  Each of these agreements provides that in the event of a “Change of Control,” as defined in the respective agreement, the Company will continue to employ the executive for a period of three years following the date of such Change of Control. During this employment period, the executive will receive as compensation a base salary, subject to annual adjustment, bonus awards in accordance with past practice and all other customary benefits in effect as of the date of the Change of Control. Each agreement can be terminated upon 30 days’ notice by the Company in the event of the executive’s disability. The agreements can also be terminated by the Company for “cause” and by the executive for “good reason,” as those terms are explained above.  If terminated by the Company other than for cause or disability, or by the executive for good reason, the Company will pay the executive an amount equal to the sum of (i) accrued unpaid deferred compensation and vacation pay and (ii) three times the sum of executive’s base salary plus the greater of the highest annual bonus (x) for the last five years or (y) since reaching age 50. The executive will also be entitled to coverage under existing benefit plans and benefits for three years and a payment equal to the vested amounts plus a payment equal to three additional years of employer contributions under the savings plan, ESOP, SERP and supplemental benefits plans (including the Transition Retirement Plan benefit equivalent described in footnote (4) to the Summary Compensation Table). The savings plan, ESOP, SERP and supplemental benefits plans provide for full vesting of all accounts upon the occurrence of a Change of Control. In addition, payments under the Company’s SERP are calculated based on an adjusted final salary reflecting three additional years of salary increases consistent with past practice. If terminated for cause, the Company will pay the executive his annual base salary through termination. If the executive’s employment is terminated by reason of death or disability, the Company will pay certain accrued obligations and other customary death or disability benefits. For agreements entered into before 2010, the Company will provide the executive with a tax gross-up payment to reimburse the executive for any excise taxes assessed against any payments made to the executive, as well as all taxes on the gross-up payment.

The following table describes the potential payments upon a hypothetical change of control of Sensient on December 31, 2011, followed by a qualifying severance where applicable.  The actual amounts that may be paid upon such a change of control can only be determined if it actually occurs.

Executive	Severance Amount(1)	Pension Enhancement(2)	Value of Restricted Stock That Vests Early	Estimated Income Tax Gross-Up and Employee Benefits(3)	Estimated Excise Taxes, Grossed-Up For Other Taxes Thereon(4)	Total Estimated Payments
K. P. Manning	$7,869,030	$1,240,843	$-	$393,114	$-	$9,502,987
R. F. Hobbs	3,371,280	587,887	4,841,573	183,312	-	8,984,052
J. L. Hammond	2,406,270	420,403	-	113,976	-	2,940,649
S. J. Rolfs	1,940,490	3,572,107	2,122,400	117,552	3,350,257	11,102,806
P. Manning	1,766,076	88,304	1,307,550	93,438	-	3,255,368
__________
(1)	The severance amount is calculated as three times the sum of the executive’s base salary plus the highest annual bonus for the last five years or since reaching age 50, whichever is greater.

(2)
The pension enhancement is calculated based on the value of three additional years of employer contributions under Sensient’s benefit plans.  The pension enhancement also includes calculation of the SERP benefits assuming three additional years of salary increases in the same percentage as the most recent annual salary increase.  Mr. Paul Manning did not participate in the SERP during 2011.

(3)
This represents the estimated income tax gross-up that would have been due on the accelerated vesting of restricted stock and the value of an additional three years of coverage under the Company’s employee benefit plans following a change-of-control of Sensient on the assumptions noted above.

(4)
For those Change of Control agreements entered prior to 2010, this represents the estimated excise tax, grossed-up for other taxes, on the amount of severance and other benefits following a change-of-control of Sensient on the assumptions noted above, including a qualifying severance.  Change of Control agreements entered in 2010 or thereafter do not provide for a tax gross-up of the related benefits.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2011, with respect to compensation plans under which equity securities of the Company are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)		(c)
Equity compensation plans approved by the Company’s shareholders	207,319	$22.3590	(1)	1,740,895	(2)

Equity compensation plans not approved by the Company’s shareholders	-	-		-

Total	207,319	$22.3590	(1)	1,740,895	(2)
__________
(1)	Excludes deferred shares, which have no exercise price.

(2)
In addition to options which may be granted, includes the following as of December 31, 2011: (i) up to 64,500 shares that may be issued in the form of restricted stock under the Company’s 2002 Stock Option Plan; (ii) up to 785,000 shares of restricted stock that may be issued under the Company’s 2007 Restricted Stock Plan; (iii) up to 200,000 shares of deferred stock issuable under the 1999 Amended and Restated Directors Deferred Compensation Plan; and (iv) up to 20,900 shares that may be issued in the form of restricted stock under the Company’s 2002 Non-Employee Directors Stock Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors to file initial reports of beneficial ownership (on Form 3) and reports of changes in beneficial ownership (primarily on Form 4 or in limited instances on Form 5) with the SEC and the New York Stock Exchange. SEC regulations require officers and directors to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, and upon certifications from reporting persons who did not file year-end reports on Form 5 that no such reports were required, the Company believes that during the year ended December 31, 2011, all of its officers and directors complied with the Section 16(a) filing requirements.

TRANSACTIONS WITH RELATED PERSONS

The Company’s written Code of Conduct for directors and U.S. employees and its written Code of Ethics for Senior Financial Officers both provide that, except with the prior knowledge and consent of the Company, directors and employees are not permitted to have a financial interest in a supplier, competitor or customer of the Company because of the potential conflicts of interest raised by such transactions.  There is a limited exception for ownership of securities of less than 5% of the stock of a private company or of a publicly traded corporation unless the investments are of a size as to have influence or control over the corporation.  The Company’s policies include no minimum size for this restriction on potential conflict of interest transactions.  Actual or potential conflict of interest transactions or relationships are to be reported either to the Company’s Vice President — Administration or a member of the corporate legal department.  Waivers or exceptions for executive officers or directors may be granted only in advance and under exceptional circumstances and only by the Board of Directors or an appropriate committee.  They are also subject to the Company’s disclosure controls and procedures to ensure compliance with applicable law and exchange requirements.

Mr. Paul Manning, the son of Mr. Kenneth Manning (the Company’s Chairman of the Board, President and Chief Executive Officer), currently serves as President of the Color Group.  Mr. Paul Manning receives the compensation described herein and participates in Sensient’s other executive and employee compensation programs on the same basis as other Company employees.  Mr. Paul Manning’s employment was carefully considered and approved in advance by the Audit Committee in accordance with the Code of Conduct.

There were no other transactions since the beginning of 2011, and there are no proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000 and in which (a) any director, executive officer, director nominee, or immediate family member of a director, executive officer or nominee, or (b) any holder of 5% or more of the Company’s common stock or their immediate family members, had a direct or indirect material interest.  See “Corporate Governance — Director Independence” above for a description of transactions between the Company and Sealed Air Corporation, of which Mr. Hickey is President & Chief Executive Officer.

ITEM 2.

ADVISORY (NONBINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION

Sensient’s compensation policies and procedures are centered on a pay-for-performance philosophy, and we believe that they are strongly aligned with the long-term interests of our shareholders.  Our compensation program is designed to attract, motivate, and retain the key executives who drive our success.  Compensation that rewards excellence and reflects performance, and alignment of that compensation with the interests of long-term shareholders, are key principles of our compensation program design.  Although we have made and will continue to make improvements to our compensation program from time to time, these key principles have been unchanged for many years.

We support the principle that our corporate governance policies, including our executive compensation program, should be responsive to shareholder concerns.  This principle is embodied in a non-binding, advisory vote that gives you as a shareholder the opportunity to approve the compensation of our named executive officers as disclosed in this proxy statement, including, among other things, our executive compensation objectives, policies and procedures.  We currently hold these non-binding, advisory votes to approve executive compensation annually, so after the Meeting the next vote will occur at the 2013 annual meeting of shareholders.  This vote is intended to provide an overall assessment of our executive compensation program rather than to focus on any specific item of compensation.  The Compensation and Development Committee, and the Board as a whole, value the opinions of our shareholders and intend to take the outcome of this vote into account when considering future executive compensation arrangements.  However, because the vote is advisory, it will not directly affect any existing compensation awards of any of our executive officers, including our named executive officers.

As discussed in the “Compensation Discussion and Analysis” section, above, our executive compensation program is designed:

•	to demand and reward excellence from each of our executive officers and from the management team as a whole;

•
to align Sensient’s interests with the interests of executives and other employees through compensation programs that recognize individual contributions toward the achievement of corporate goals and objectives without encouraging unnecessary or unreasonable risks;

•	to further link executive and shareholder interests through equity-based compensation and long-term stock ownership arrangements;

•	to recognize and reward excellence in an executive’s performance in the furtherance of Sensient’s goals and objectives without undertaking unnecessary or excessive risk; and

•	to attract and retain high caliber executive and employee talent.

The application of these principles and our executive compensation philosophy, policies and procedures have resulted in a corporate culture that demands excellence and recognizes individual and team performance without encouraging unnecessary or excessive risks.  We align the interests of shareholders and executives by linking a substantial portion of compensation to the Company’s performance.  For example, approximately 80% of the total 2011 compensation disclosed in the Summary Compensation Table for our named executive officers (excluding the increase in the value of retirement benefits and earnings on deferred compensation) consisted of either incentives that were subject to pre-established performance criteria or equity awards whose ultimate value upon resale depends upon the value of our stock to shareholders.  We have made and will continue to make improvements to our compensation program from time to time.  Improvements during the past year include:  (1) revisions to the stock ownership guidelines for both our directors and our elected officers that increase the stock ownership requirements and formalize a “hold-to-retirement” policy, with limited exceptions; and (2) a new equity and incentive compensation clawback policy for all current and former executive officers.  However, our key executive compensation principles, including our policy to demand and reward excellence from our executives, have been unchanged for many years and are not expected to change in the foreseeable future.

As described in the “Overview” section of our “Compensation Discussion and Analysis” section above, consolidated revenue, operating income, net income and earnings per share all reached record levels in 2011.  Sensient’s total debt has been reduced by $14 million and $144 million, respectively, over the past one-year and three-year periods.  These excellent financial results have allowed Sensient to initiate major infrastructure investments that will strengthen the Company.  These investments include increases in sales coverage, modernization of production facilities and new capabilities in promising areas such as pharmaceutical coatings, natural colors and natural flavor extracts.  Sensient has also consistently increased its dividend and the current annual dividend of $0.84 per share reflects a 40% increase over a six-year period.

We encourage you to consider the detailed information provided in the “Compensation Discussion and Analysis” and in the Summary Compensation Table and the tables and other information that follow it.  The Board and the Compensation and Development Committee will review the advisory voting results and will take them into account in making future executive compensation decisions.

After reviewing the information provided above and in the other parts of this proxy statement, the Board of Directors asks you to approve the following advisory resolution:

RESOLVED, that Sensient’s shareholders hereby approve, on an advisory, nonbinding basis, the compensation paid to Sensient’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement.

This advisory vote will be approved if it receives the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote with respect to this proposal.  Abstentions and broker non-votes will not affect the outcome of this proposal.  If no voting specification is made on a properly returned and signed proxy card, the proxies named on the proxy card will vote “For” this resolution.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL APPROVING THE COMPENSATION PAID TO SENSIENT’S NAMED EXECUTIVE OFFICERS AS DISCLOSED HEREIN.

ITEM 3.

APPROVAL OF THE COMPANY’S 2012 NON-EMPLOYEE DIRECTORS STOCK PLAN

The Company’s shareholders are being asked to ratify and approve the Sensient Technologies Corporation 2012 Non-Employee Directors Stock Plan (the “2012 Directors Plan”).  The Company’s Board of Directors adopted the 2012 Directors Plan on December 8, 2011, to advance the interests of the Company by aligning the interests of the Company’s shareholders and non-employee directors, and by enabling the Company to attract and retain the services of directors upon whose judgment, interest and special effort the successful conduct of its operation is largely dependent.

If the 2012 Directors Plan is approved by shareholders, there will be a final grant of restricted stock under the Sensient Technologies Corporation 2002 Non-Employee Directors Stock Plan (the “2002 Plan”).  Thereafter, no further awards will be granted under the 2002 Plan.  Awards granted previously under the 2002 Plan will remain in effect in accordance with their terms.  The 2012 Directors Plan will become effective immediately following the final grants under the 2002 Plan; provided that, as described below, the initial grants under the 2012 Directors Plan will be made immediately following the 2013 annual meeting of shareholders.

The following summary of the 2012 Directors Plan is qualified by reference to the full text thereof, which is attached as Appendix B to this proxy statement. Capitalized terms not otherwise defined in this proposal have the meanings ascribed to them in the 2012 Directors Plan.

Stock Subject to the 2012 Directors Plan

A maximum of 140,000 shares of Common Stock will be available for issuance under the 2012 Directors Plan (less than 0.3% of our stock currently outstanding).  The aggregate number of shares of Common Stock reserved and available for issuance is subject to adjustment in the event of any stock dividend or split, recapitalization, merger, consolidation, combination, spin-off, split-up, exchange of shares or other similar corporate change which affects the total number of shares outstanding.  The shares to be issued under the 2012 Directors Plan will consist of treasury stock or authorized but unissued shares of common stock not reserved for any other purpose.

Administration

The 2012 Directors Plan is administered by the Nominating and Corporate Governance Committee.  Among other functions, the Committee has the authority to establish rules for the administration of and to interpret and implement the 2012 Directors Plan.  However, the Committee has no discretion to determine the participants to whom Common Stock will be issued, to determine the number of shares of Common Stock to be issued to such participants, to determine the terms and conditions of such Common Stock relating to restrictions or lapse thereof, or to prescribe the consideration for the issuance of Common Stock or to determine the sufficiency of such consideration.  Subject to the express terms of the 2012 Directors Plan, determinations and interpretations with respect to the 2012 Directors Plan will be in the sole discretion of the Nominating and Corporate Governance Committee, whose determinations and interpretations will be binding on all parties.

Eligibility and Participation

Each member of the Board who is a non-employee director at the time Common Stock is issued pursuant to the 2012 Directors Plan is eligible to participate. If approved by our shareholders, the number of shares expected to be awarded annually (and the corresponding value at December 31, 2011) to our non-employee directors as a group under the 2012 Directors Plan is shown in the following table, assuming we continue to have seven non-employee directors.

PLAN BENEFITS
Sensient Technologies Corporation
2012 Non-Employee Directors Stock Plan

Name and Position	Dollar Value ($)	Number of Units
K. P. Manning	-	-
R. F. Hobbs	-	-
J. L. Hammond	-	-
S. J. Rolfs	-	-
P. Manning	-	-
Executive Group	-	-
Non-Executive Director Group	$387,870	10,500
Non-Executive Officer Employee Group	-	-

Grant and Vesting of Common Stock

Effective with the 2013 annual meeting of shareholders, each person who is a non-employee director of the Company immediately following each annual meeting of shareholders of the Company will, without further action by the Board or the Nominating and Corporate Governance Committee, receive 1,500 shares of Common Stock.  The shares will be issued as soon as reasonably practicable, but in no event later than 5 days, following such date and will be evidenced by and subject to a written agreement to be entered into between the Company and the participant.

The shares will not be transferable and will be subject to automatic forfeiture only in the event the participant is removed from the Board for “cause” before the shares are “vested.” The transfer restriction and the “for cause” forfeiture provision will lapse, and the shares will vest, with respect to one-third of the shares of Common Stock on the date of each of the next three annual meetings of shareholders, if the participant continuously serves as a member of the Board until such annual meeting date.  (This proxy statement sometimes refers to the period until the transfer restriction and the forfeiture provision on the shares lapses as the “Period of Restriction”).  After vesting, the shares will remain subject to Sensient’s stock ownership policy for non-employee directors.  See “Director Compensation and Benefits” and “Response to Our Recent Say-on-Pay Vote and Improvements to Sensient’s Compensation Policies.”

Cessation of Service

Death, Disability or Retirement.    If a participant ceases to serve as a Non-Employee Director due to death, disability, voluntary retirement or retirement required under any mandatory policy of the Company then in effect, or for any other reason other than removal of the participant from the Board as set forth in the next paragraph, the Period of Restriction will immediately lapse.

Removal.  If a participant ceases to serve as a Non-Employee Director due to removal from the Board in accordance with the procedures set forth in Sections 180.0808 and 180.0809 of the Wisconsin Business Corporation Law or the Company’s Bylaws, any shares of Common Stock with respect to which the Period of Restriction has not yet lapsed will be immediately and automatically forfeited to the Company.

Change of Control

In the event of a Change of Control, the Period of Restriction will lapse immediately prior to the consummation of the transaction constituting the Change of Control.

Certain Rights During the Period of Restriction

Voting Rights.    During the Period of Restriction, participants holding shares of Common Stock granted under the 2012 Directors Plan may exercise full voting rights with respect to those shares.

Dividends and Other Distributions.    During the Period of Restriction, participants holding shares of Common Stock granted under the 2012 Directors Plan will be entitled to receive all dividends and other distributions paid in respect of those shares.  If any dividends or distributions are paid in shares of Common Stock, the shares will be subject to the same restrictions on transferability as the shares of Common Stock in respect of which they were paid.

Duration of 2012 Directors Plan

The 2012 Directors Plan will remain in effect until all Common Stock subject to it has been acquired, unless terminated earlier by the Board.

Amendment, Modification and Termination

The Board may at any time amend, alter, suspend, discontinue or terminate the 2012 Directors Plan.

Certain Federal Income Tax Consequences

The tax treatment of a transfer of property in connection with the performance of services is governed by Section 83 of the Internal Revenue Code.  Under the general rule of Section 83, the excess, if any, of the fair market value of the property transferred over the price paid for such property is taxable to the service provider as ordinary compensation income.  In general, this income is recognized, and the fair market value is determined, at the time the property is transferred to the service provider, unless the property is subject to a substantial risk of forfeiture and is not transferable.

A service provider may elect, under Section 83(b) of the Code, within 30 days of the stock grant to recognize taxable ordinary income on the date of grant equal to the excess of the fair market value of the shares (determined without regard to the restrictions) on such date over the amount, if any, paid for such shares.  The Company will generally be entitled to a deduction equal to the amount that is taxable as ordinary income to the service provider in the year that such income is taxable.

The holding period to determine whether the service provider has long-term or short-term capital gain or loss on a subsequent sale of the stock generally begins when the restriction period expires and the tax basis for such shares will generally be based on the fair market value of the shares on such date.  However, if the service provider has made an election under Section 83(b), the holding period will commence on the date of grant and the tax basis will be equal to the fair market value of shares on such date (determined without regard to the restrictions).

Vote Required

Assuming that a quorum is present, the 2012 Directors Plan will be approved if more shares are voted in favor of approval than are voted against approval.  Under Wisconsin law, any shares not voted at the Meeting with respect to the 2012 Directors Plan (whether as a result of abstention, broker nonvote or otherwise) will have no impact on the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE 2012 DIRECTORS PLAN.  SHARES OF COMMON STOCK REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR THE 2012 DIRECTORS PLAN.

ITEM 4.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee, subject to shareholder ratification, has selected Ernst & Young LLP, certified public accountants, to audit the financial statements of the Company for the year ending December 31, 2012.

Although not required by law to submit the appointment to a vote by shareholders, the Audit Committee and the Board consider it appropriate, as a matter of policy, to request that the shareholders ratify the appointment of Ernst & Young LLP as independent auditors for 2012. Assuming that a quorum is present, the selection of Ernst & Young LLP will be deemed to have been ratified if more shares are voted in favor of ratification than are voted against ratification. Under Wisconsin law, any shares of Common Stock which are not voted on this matter at the Meeting (whether by abstention or otherwise) will have no effect on this matter. If the shareholders should not so ratify, the Audit Committee will reconsider the appointment.

Representatives of Ernst & Young LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate shareholder questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2012. SHARES OF COMMON STOCK REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR THE RATIFICATION OF SUCH APPOINTMENT.

ITEM 5.

OTHER MATTERS

Company management knows of no business which will be presented for action at the Meeting other than those items identified in the Notice of Annual Meeting. Pursuant to the Company’s Bylaws, written notice of any shareholder proposals to be presented at the Meeting must have been received by the Secretary no later than March 7, 2012.  As no notice of any shareholder proposals was received, no business may be brought before the Meeting by any shareholders.  If other matters are brought before the Meeting by the Board of Directors, it is intended that proxies will be voted at the Meeting in accordance with the judgment of the person or persons exercising the authority conferred by such proxies.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

The Company welcomes constructive comments or suggestions from its shareholders, both regarding its executive compensation program and regarding other corporate governance or business matters. In the event a shareholder desires to have a proposal formally considered at the 2013 annual shareholders’ meeting, which is expected to be held on April 25, 2013, and included in the proxy statement for that meeting, the proposal must be in writing and received by the Secretary of the Company on or before November 15, 2012, and must otherwise comply with the applicable rules of the SEC. Under the Company’s Bylaws, appropriate shareholder proposals will be presented at the 2013 annual meeting without inclusion in the proxy materials if such proposals are received by the Company no later than March 6, 2013.

In addition, the Company’s Bylaws establish procedures for shareholder nominations for election of directors of the Company and bringing business before any annual meeting of shareholders of the Company. Among other things, to bring business before an annual meeting or to nominate a person for election as a director at an annual meeting, a shareholder must give written notice to the Secretary of the Company not less than 50 days (and, in the case of nominations, not more than 90 days) prior to the third Thursday after the first Friday in the month of April next following the last annual meeting held. The notice must contain certain information about the proposed business or the nominee and the shareholder making the proposal as specified in the Bylaws.  Nominations for election of directors must include a completed D&O questionnaire from the nominee and specified written affirmations and other materials as described in the Bylaws.

Any shareholder interested in making a nomination or proposal should request a copy of the applicable Bylaw provisions from the Secretary of the Company or obtain them from the Company’s website (www.Sensient.com), and send any such nomination or proposal to the Secretary of the Company at the Company’s executive offices at 777 East Wisconsin Avenue, 11th Floor, Milwaukee, Wisconsin 53202.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE PROXY CARD OR VOTE BY PHONE OR BY INTERNET ACCORDING TO THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. IF YOUR SHARES ARE REGISTERED IN THE NAME OF A BROKER OR BANK, ONLY YOUR BROKER OR BANK CAN SUBMIT THE PROXY CARD ON YOUR BEHALF. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO SUBMIT THE PROXY CARD ON YOUR BEHALF.

UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER, ADDRESSED TO THE SECRETARY OF THE COMPANY, THE COMPANY WILL PROVIDE TO SUCH SHAREHOLDER WITHOUT CHARGE A COPY OF THE COMPANY’S 2011 ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

By Order of the Board of Directors

John L. Hammond
Secretary

Appendix A

Sensient Technologies Corporation
Director Selection Criteria

Business Background, Skills and Experience

In order to be considered as a potential or continuing member of the Board of Directors of Sensient Technologies Corporation (the “Company”), candidates should have relevant business and industry skills and experience, including a background, demonstrated skills or experience in at least one of the following areas:

•	Substantial recent business experience at the senior management level, preferably as chief executive officer.

•	Recent leadership position in the administration of a major college or university.

•	Recent specialized expertise at the doctoral level in a science or discipline important to the Company’s business.

•	Recent prior senior level governmental or military service.

•	Financial expertise or risk assessment, risk management or employee benefit skills or experience.

In addition, international experience in geographic areas which are significant to the Company is highly desirable.

The Board will consider the desirability of the continued service of directors who change their primary employment.  Such directors are expected to tender their resignations to assist the Board in evaluating such desirability on a timely basis.

Personal

Candidates should possess strong personal attributes, including ability, unquestionable integrity and honesty, leadership, independence, interpersonal skills and strong moral values.

Candidates (other than the CEO) should be independent of management and free of potential material conflicts with the Company’s interests.

NOTE: CANDIDATES ARE GENERALLY EXPECTED TO MEET THE INDEPENDENCE REQUIREMENTS RELATING TO DIRECTORS UNDER APPLICABLE LAWS AND REGULATIONS.  NOMINEES ARE ALSO REQUIRED TO PROVIDE A WRITTEN AFFIRMATION THAT, AMONG OTHER THINGS, THE NOMINEE IS NOT AN EMPLOYEE, DIRECTOR OR AFFILIATE OF ANY COMPETITOR OF THE COMPANY.

Other

In considering any particular candidate, the Board will consider the following additional factors:

•	The candidate’s ability to work constructively with other members of the Board and with management.

•	Whether the candidate brings an appropriate mix of skills and experience that will enhance the diversity and overall composition of the Board.

•
Whether the candidate is able to devote the time necessary to properly discharge his or her responsibilities.  The Board will consider the number of other boards on which the candidate serves, and the likelihood that such other service will interfere with the candidate’s ability to perform his or her responsibilities to the Company.

Candidates will be considered without discrimination because of their race, religion, color, sex, age, national origin, disability, veteran or military status, or any other characteristic protected by state, federal or local law.

A-1

Appendix B

SENSIENT TECHNOLOGIES CORPORATION

2012 NON-EMPLOYEE DIRECTORS STOCK PLAN

Adopted December 8, 2011, Subject to Shareholder Approval as of April 26, 2012

Section 1

ESTABLISHMENT, PURPOSE AND EFFECTIVE DATE OF PLAN

1.1           Establishment.    Sensient Technologies Corporation, a Wisconsin corporation (the “Company”), hereby establishes the “Sensient Technologies Corporation 2012 Non-Employee Directors Stock Plan” (the “Plan”) which provides for the grant of stock to Non-Employee Directors of the Company. For purposes of this Plan, a “Non-Employee Director” means any individual who is a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

1.2           Purpose.    The purpose of this Plan is to advance the interests of the Company by aligning the interests of the Company’s stockholders and Non-Employee Directors, and by enabling the Company to attract and retain the services of directors upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.

1.3           Term of Plan; Effect on Prior Plan.    If this Plan is approved by shareholders at the 2012 annual meeting of shareholders, there will be a final grant of restricted stock under the Sensient Technologies Corporation 2002 Non-Employee Director Stock Plan (the “2002 Plan”).  Thereafter,  no further awards will be granted under the 2002 Plan.  Awards granted previously under the 2002 Plan will remain in effect in accordance with their terms.  This Plan shall become effective immediately following the final grants under the 2002 Plan; provided that, as described in Section 5.1, the initial grants under this Plan shall be made immediately following the 2013 annual meeting of shareholders.

Section 2

ELIGIBILITY AND PARTICIPATION

2.1           Eligibility and Participation.    Participants (the “Participants”) in this Plan shall include each member of the Board who is a Non-Employee Director at the time Common Stock of the Company is issued pursuant to this Plan.

Section 3

ADMINISTRATION

3.1           Administration.    This Plan shall be administered by the Nominating and Corporate Governance Committee of the Board.

3.2           Powers and Authority of the Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee, by majority action thereof, shall have complete and sole authority to:

(a)           Interpret this Plan and apply its provisions, and prescribe, amend and rescind rules, regulations, procedures, and forms relating to this Plan;

(b)           Authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of this Plan;

(c)           Amend any outstanding agreement relating to any Common Stock issued pursuant to this Plan, subject to legal restrictions and to the consent of the Participant who entered into such agreement; and

(d)           Make all other determinations and take all other actions deemed necessary or advisable for the administration hereof and provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company in connection herewith;

but only to the extent that any of the foregoing are not contrary to the express provisions hereof. Determinations, interpretations or other actions made or taken by the Nominating and Corporate Governance Committee pursuant to the provisions hereof shall be final, binding and conclusive for all purposes and upon all persons. The Nominating and Corporate Governance Committee’s decisions need not be uniform and may be made selectively among Participants, whether or not they are similarly situated.

Notwithstanding the foregoing, the Nominating and Corporate Governance Committee shall have no discretion or authority to: (i) designate the Participants to be issued Common Stock; (ii) determine the number of shares of Common Stock to be issued to each such Participant; (iii) determine the terms and conditions of such Common Stock relating to restrictions or lapse thereof; or (iv) prescribe the consideration for the issuance of Common Stock hereunder and determine the sufficiency of such consideration, which matters shall be as hereafter provided.

3.3           Composition of Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee shall consist of no less than two members of the Board who shall be appointed by the Board.

Section 4

STOCK SUBJECT TO PLAN

4.1           Number.    The total number of shares of Common Stock reserved and available for issuance under this Plan shall initially be 140,000. The number of shares of Common Stock reserved and available for issuance hereunder shall be subject to adjustment upon occurrence of any of the events indicated in Section 4.2 hereof. The shares to be issued under this Plan shall consist of treasury Common Stock or authorized but unissued shares of Common Stock, not reserved for any other purpose. In the event any shares of Common Stock that are granted under the Plan are forfeited, such shares again shall become available for issuance under the Plan.

4.2           Adjustment in Capitalization.    In the event of any change in the outstanding shares of Common Stock that occurs, whether prior to or after the effective date of this Plan, by reason of a Common Stock dividend or split, recapitalization, merger, consolidation, combination, spin-off, split-up, exchange of shares or other similar corporate change, the aggregate number of shares of Common Stock authorized for issuance hereunder shall be appropriately adjusted by the Nominating and Corporate Governance Committee, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share. In such event, the Nominating and Corporate Governance Committee shall also have the discretion to make appropriate adjustments in the number of shares of Common Stock authorized for issuance to Participants hereunder.

Section 5

SHARE AWARDS

5.1           Grant of Common Stock.    Effective with the 2013 annual meeting of shareholders, subject to this Section and Sections 1.3, 4.1 and 4.2 hereof, each person who was a Non-Employee Director of the Company immediately following each annual meeting of shareholders of the Company shall, without further action by the Board or the Nominating and Corporate Governance Committee, be issued 1,500 shares of the Company’s Common Stock (subject to appropriate adjustment as provided in Section in Section 4.2 hereof) as soon as reasonably practicable, but in no event later than 5 days, following such date.  Such shares of Common Stock shall be evidenced by a written agreement to be entered into between the Company and the Participant. Such shares of Common Stock shall not be transferable and shall be immediately and automatically forfeited to the Company in the event the Participant ceases to serve as a member of the Board, provided, however, that such forfeiture provision shall lapse with respect to one-third of the shares of Common Stock so issued on the date of each of the next three annual meetings of stockholders, if the participant continuously serves as a member of the Board until such annual meeting date (such period until the forfeiture provision on the shares shall lapse, the “Period of Restriction”). The Nominating and Corporate Governance Committee shall have no discretion in determining the number of shares of Common Stock issued to each Participant.

5.2           Cessation of Service.

(a)           Death, Disability or Retirement.    Upon cessation of service as a Non-Employee Director of the Company due to death, disability, voluntary retirement or retirement required under any mandatory policy of the Company then in effect, or for any other reason other than removal of the Participant from the Board as set forth in Section 5.2(b) below, the Period of Restriction shall immediately lapse.

(b)           Removal.    Upon cessation of service as a Non-Employee Director of the Company due to removal from the Board in accordance with the procedures set forth in Sections 180.0808 and 180.0809 of the Wisconsin Business Corporation Law or the Company’s Bylaws, as amended from time to time, any shares of Common Stock with respect to which the Period of Restriction has not yet lapsed shall be immediately and automatically forfeited to the Company.

5.3           Change of Control.

(a)           In the event of a “Change of Control” (as hereinafter defined), the Period of Restriction shall be deemed to have lapsed immediately prior to the consummation of the transaction constituting the Change of Control.

(b)           A “Change of Control” of the Company means:

(a)           the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 5.3(b); or

(b)           individuals who, as of December 6, 2001, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to December 6, 2001 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(c)           consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no person (excluding any employee benefit plan (or related trust) of the Company or of such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

(d)           approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

5.4           Restrictions on Common Stock.    Notwithstanding the foregoing, the Company may delay the issuance of Common Stock under the Plan until applicable Federal, “blue sky” and state securities law requirements and any stock exchange requirements are satisfied. The Nominating and Corporate Governance Committee shall impose such restrictions on any shares of Common Stock issued pursuant to this Plan as it may deem necessary or advisable to comply with restrictions under applicable Federal securities laws, under the requirements of any stock exchange upon which such shares of Common Stock are then listed, and under any “blue sky” or state securities laws applicable to such shares.

5.5           Registration.    Any Common Stock granted hereunder to a Participant may be evidenced in such manner as the Nominating and Corporate Governance Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Common Stock granted hereunder to a Participant, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend (as determined by the Nominating and Corporate Governance Committee) referring to the terms, conditions and restrictions applicable to such Common Stock. In the event such Common Stock is issued in book-entry form, the depository and the

Company’s transfer agent shall be provided with notice referring to the terms, conditions and restrictions applicable to such Common Stock, together with such stop-transfer instructions as the Nominating and Corporate Governance Committee deems appropriate.

5.6           Removal of Restrictions.    Except as otherwise provided in Sections 5.1, 5.2, 5.3 and 5.7 hereof, shares of Common Stock covered by each Common Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction. Once the shares are released from the restrictions, the Participant shall be entitled to have the legend required by Section 5.5 removed from his or her stock certificates, to the extent such legend is no longer applicable.

5.7           Voting Rights.    During the Period of Restriction, Participants holding shares of Common Stock granted hereunder may exercise full voting rights with respect to those shares.

5.8           Dividends and Other Distributions.    During the Period of Restriction, Participants holding shares of Common Stock granted hereunder shall be entitled to receive all dividends and other distributions paid with respect to those shares while they are so held. If any such dividends or distributions are paid in shares of Stock, the shares shall be subject to the same restrictions on transferability as the shares of Common Stock with respect to which they were paid.

5.9           Nontransferability of Common Stock.    No shares of Common Stock granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, otherwise than by will or by the laws of decent and distribution, until the termination of the applicable Period of Restriction. All rights with respect to the Common Stock granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

Section 6

GENERAL PROVISIONS

6.1           Amendment and Termination.    The Board may at any time amend, alter, suspend, discontinue or terminate this Plan.

6.2           Taxes.    The Company shall be entitled to withhold the amount of any tax attributable to shares of Common Stock deliverable under this Plan after giving the person entitled to receive such shares of Common Stock notice as far in advance as practicable, and the Company may defer delivery if any such tax may be pending unless and until indemnified to its satisfaction. A Participant may elect to pay all or a portion of the federal, state and local withholding taxes arising in connection with the lapse of restrictions on Common Stock, by electing to (i) have the Company withhold shares of Common Stock, (ii) tender back shares of Common Stock received in connection with such benefit, or (iii) deliver other previously owned shares of Common Stock, having a fair market value equal to the amount to be withheld; provided, however, that the amount to be withheld shall not exceed the Participant’s estimated total federal, state and local tax obligations associated with the transaction. The written election must be made on or before the date as of which the amount of tax to be withheld is determined. The fair market value of fractional shares of Common Stock remaining after payment of the withholding taxes shall be paid to the Participant in cash.

6.3           Indemnification.    Each person who is or shall have been a member of the Nominating and Corporate Governance Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him, provided, however, that he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

6.4           Rights of Board Members.    Nothing in this Plan shall interfere with or limit in any way the rights of stockholders of the Company or the Board to elect or remove members of the Board at any time nor confer upon any Participant any right to continue as a member of the Board.

6.5           No Right to Specific Assets.    Nothing contained in the Plan and no action taken pursuant to the Plan shall create or be construed to create a trust of any kind or any fiduciary relationship between the Company and any Participant, the executor, administrator or other personal representative or designated beneficiary of such Participant, or any other persons. To the extent that any Participant or his executor, administrator, or other personal representative, as the case may be, acquires a right to receive any benefit from the Company pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

6.6           Rights as a Stockholder.    A Participant shall have no rights as a stockholder with respect to any Common Stock until he shall have become the holder of record of such Common Stock.

6.7           Headings and Captions.    The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

6.8           Controlling Law.    The issuance of Common Stock shall be subject to all applicable laws, rules and regulations, and to such approvals and any governmental agencies or national securities exchanges as may be required. This Plan shall be construed and enforced according to the laws of the State of Wisconsin without regard to conflict of laws.

SENSIENT TECHNOLOGIES CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

To be held Thursday, April 26, 2012
2:00 p.m., Central Time

Trump International Hotel
401 North Wabash Avenue
Chicago, Illinois

Sensient Technologies Corporation
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
proxy

This proxy is solicited on behalf of the Board of Directors of Sensient Technologies Corporation.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees listed in Item 1 and “FOR” Items 2, 3 and 4.

By signing this proxy, you revoke all prior proxies and constitute and appoint KENNETH P. MANNING and JOHN L. HAMMOND, and each of them, with full power of substitution, your true and lawful Proxies, to represent and vote, as designated below, all shares of Common Stock of Sensient Technologies Corporation which you are entitled to vote at the Annual Meeting of Shareholders of such corporation to be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois on Thursday, April 26, 2012, 2:00 p.m., Central Time, and at any adjournment thereof.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	(	*
INTERNET	PHONE	MAIL
www.eproxy.com/sxt	1-800-560-1965
Mark, sign and date your proxy
Use the Internet to vote your proxy	Use a touch-tone telephone to	card and return it in the
until 12:00 p.m. (CT) on	vote your proxy until 12:00 p.m.	postage-paid envelope provided.
April 25, 2012.	(CT) on April 25, 2012.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Shareowner ServicesSM
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” all Nominees listed in Item 1, and “FOR” Items 2, 3 and 4.

1. Election of	01 Hank Brown	04 William V. Hickey	07 Elaine R. Wedral	☐ Vote FOR	☐ Vote WITHHELD
directors:	02 Fergus M. Clydesdale	05 Kenneth P. Manning	08 Essie Whitelaw	all nominees	from all nominees
	03 James A. D. Croft	06 Peter M. Salmon		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.     Proposal to approve the compensation paid to Sensient’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the accompanying proxy statement.
☐	For	☐	Against	☐	Abstain

3. Proposal that Sensient’s shareholders approve the Company's 2012 Non-Employee Directors Stock Plan.	☐	For	☐	Against	☐	Abstain

4. Proposal to ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2012.	☐	For	☐	Against	☐	Abstain

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1 AND “FOR” ITEMS 2, 3 AND 4.

Date _____________________________________

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

SENSIENT TECHNOLOGIES CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

To be held Thursday, April 26, 2012
2:00 p.m., Central Time

Trump International Hotel
401 North Wabash Avenue
Chicago, Illinois

Sensient Technologies Corporation
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
proxy

This proxy is solicited on behalf of the Board of Directors of Sensient Technologies Corporation.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees listed in Item 1, “FOR” Items 2, 3 and 4.

By signing this proxy, you revoke all prior proxies and constitute and appoint KENNETH P. MANNING and JOHN L. HAMMOND, and each of them, with full power of substitution, your true and lawful Proxies, to represent and vote, as designated below, all shares of Common Stock of Sensient Technologies Corporation which you are entitled to vote at the Annual Meeting of Shareholders of such corporation to be held at the Trump International Hotel, 401 North Wabash Avenue, Chicago, Illinois on Thursday, April 26, 2012, 2:00 p.m., Central Time, and at any adjournment thereof.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	(	*
INTERNET	PHONE	MAIL
www.eproxy.com/sxt	1-800-560-1965
Mark, sign and date your proxy
Use the Internet to vote your proxy	Use a touch-tone telephone to	card and return it in the
until 12:00 p.m. (CT) on	vote your proxy until 12:00 p.m.	postage-paid envelope provided.
April 24, 2012.	(CT) on April 24, 2012.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Shareowner ServicesSM
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Savings Plan — 401(K) or Employee Stock Ownership Plan — “ESOP”

The Board of Directors Recommends a Vote “FOR” all Nominees listed in Item 1, and “FOR” Items 2, 3 and 4.

1. Election of	01 Hank Brown	04 William V. Hickey	07 Elaine R. Wedral	☐ Vote FOR	☐ Vote WITHHELD
directors:	02 Fergus M. Clydesdale	05 Kenneth P. Manning	08 Essie Whitelaw	all nominees	from all nominees
	03 James A. D. Croft	06 Peter M. Salmon		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.     Proposal to approve the compensation paid to Sensient’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the accompanying proxy statement.
☐	For	☐	Against	☐	Abstain

3. Proposal that Sensient’s shareholders approve the Company's 2012 Non-Employee Directors Stock Plan.	☐	For	☐	Against	☐	Abstain

4. Proposal to ratify the appointment of Ernst & Young LLP, certified public accountants, as the independent auditors of the Company for 2012.	☐	For	☐	Against	☐	Abstain

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1 AND “FOR” ITEMS 2, 3 AND 4.

Date _____________________________________

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.